Exhibit 2.1

TRANSACTION AGREEMENT

AMONG

TEEKAY SHIPPING CORPORATION,

A/S DAMPSKIBSSELSKABET TORM,

OMAHA, INC.

AND

OMI CORPORATION,

DATED

APRIL 17, 2007

I.	DEFINITIONS		2

	1.1	Definitions	2

	1.2	Interpretation	10

II.	THE ACQUISITION		10

	2.1	The Acquisition	10

III.	THE MERGER		11

	3.1	The Merger	11

	3.2	Articles of Incorporation and Bylaws	11

	3.3	Directors	11

	3.4	Officers	12

	3.5	Conversion of Shares	12

	3.6	Common Stock of Acquisition Sub	12

	3.7	Withholding Taxes	12

	3.8	Dissenting Shares	12

IV.	PAYMENT FOR SHARES; OPTIONS		13

	4.1	Payment for Shares	13

	4.2	Closing of Company's Transfer Books	15

	4.3	Treatment of Options, Equity-Based Awards and Deferred
		Compensation	15

V.	REPRESENTATIONS AND WARRANTIES OF COMPANY		16

	5.1	Due Organization, Good Standing and Corporate Power	16

	5.2	Authorization and Validity of Agreement	17

	5.3	Consents and Approvals; No Violations	17

	5.4	SEC Transaction Information	18

	5.5	Capitalization of Company; Subsidiaries	18

	5.6	Absence of Certain Events	19

	5.7	Litigation	19

	5.8	Company SEC Reports; Financial Statements	19

	5.9	No Undisclosed Liabilities	21

	5.10	Compliance with Law	21

	5.11	Insurance	21

	5.12	Taxes, Tax Returns, Etc	22

	5.13	Employee Benefit Matters	23

i

	5.14	Intellectual Property	26

	5.15	Environmental Liability	26

	5.16	Material Contracts	27

	5.17	Labor Relations	28

	5.18	Takeover Laws; Rights Agreement	29

	5.19	Board Approval	29

	5.20	Opinion of Financial Advisor	29

	5.21	Broker's or Finder's Fee; Other Transaction Expenses	29

	5.22	Interested Party Transactions	29

	5.23	Properties and Assets	30

	5.24	Certain Business Practices	30

	5.25	Vessels	30

VI.	REPRESENTATIONS AND WARRANTIES OF PARENT AND
	ACQUISITION SUB		31

	6.1	Due Organization, Good Standing and Corporate Power	31

	6.2	Authorization and Validity of Agreement	32

	6.3	Consents and Approvals; No Violations	32

	6.4	Information Provided	33

	6.5	Litigation	33

	6.6	Available Funds	33

	6.7	Ownership of Shares	33

	6.8	Broker's or Finder's Fee	33

VII.	COVENANTS		34

	7.1	Covenants of Company	34

	7.2	Efforts to Close	36

	7.3	Confidentiality	37

	7.4	Actions Regarding Anti-Takeover Statutes	38

	7.5	Access	38

	7.6	Public Announcements	38

	7.7	No Solicitation	39

	7.8	Notification of Certain Matters	41

	7.9	Fees and Expenses	41

	7.10	Directors' and Officers' Indemnification and Insurance	41

ii

	7.11	NYSE Quotation	42

	7.12	Employee Matters	42

	7.13	Notes Tender Offer	43

	7.14	Financing-Related Cooperation	43

	7.15	Tax Matters	43

	7.16	Surviving Corporation Solvency	43

VIII.	CONDITIONS TO THE ACQUISITION		43

	8.1	Conditions to the Acquisition	43

IX.	TERMINATION AND ABANDONMENT		43

	9.1	Termination	43

	9.2	Effect of Termination	44

	9.3	Fees and Expenses	44

X.	MISCELLANEOUS		46

	10.1	Nonsurvival of Representations, Warranties and Covenants	46

	10.2	Amendment and Modification	46

	10.3	Waiver of Compliance	46

	10.4	Notices	46

	10.5	Third-Party Beneficiaries	48

	10.6	Successors and Assigns	48

	10.7	Severability	49

	10.8	Governing Law	49

	10.9	Submission to Jurisdiction; Waivers	49

	10.10	Counterparts	49

	10.11	Entire Agreement	50

	10.12	Parent Obligations	50

iii

TRANSACTION AGREEMENT

          THIS TRANSACTION AGREEMENT ("Agreement"), is dated April 17, 2007, among Teekay Shipping Corporation, a corporation organized under the laws of The Republic of the Marshall Islands, ("Teekay"), A/S Dampskibsselskabet Torm, a Danish company ("Torm") and together with Teekay, collectively ("Parent") Omaha, Inc., a corporation organized under the laws of The Republic of the Marshall Islands and a wholly owned Subsidiary of Parent ("Acquisition Sub"), and OMI Corporation, a corporation organized under the laws of The Republic of the Marshall Islands ("Company").

RECITALS

          A.           Each of the boards of directors of Parent, Acquisition Sub and Company has approved and declared advisable and in the best interests of the shareholders of its respective company the acquisition of Company (the "Acquisition") by Parent on the terms and subject to the conditions set forth in this Agreement.

          B.           On the terms and subject to the conditions set forth herein, Acquisition Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted under the Agreement, the "Offer") to purchase all outstanding shares of common stock, par value $0.50 per share, of Company, including the associated preferred stock purchase rights ("Rights") issued pursuant to the Rights Agreement, dated as of November 19, 1998, between Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (as amended, the "Rights Agreement") (the shares of common stock, together with the Rights, are referred to collectively as the "Shares"), at a price of $29.25 per Share, net to the seller in cash, without interest (as such price may be increased in accordance with this Agreement, "Offer Price").

          C.           Following consummation of the Offer, Company will merge with and into Acquisition Sub (the "Merger") and each Share that is issued and outstanding immediately prior to the Effective Time (as defined below) (other than Shares owned directly or indirectly by Parent, Merger Sub or the Company, which will be canceled with no consideration issued in exchange therefor) will be canceled and converted into the right to receive cash in an amount equal to the Offer Price (the "Acquisition Price"), all upon the terms and conditions set forth herein.

          D.           The board of directors of Company ("Company Board") has, on the terms and subject to the conditions set forth herein, unanimously (i) determined that the Offer, the Merger and the transactions contemplated by this Agreement (collectively, the "Transactions") are fair to, and in the best interests of, Company and Company Shareholders, (ii) approved and declared advisable this Agreement and the Transactions, in accordance with the Business Corporation Act of The Republic of the Marshall Islands (the "BCA"), and (iii) determined to recommend that the Company Shareholders accept the Offer, tender their Shares into the Offer and adopt this Agreement, in accordance with the BCA.

          Accordingly, the parties agree as follows:

I. DEFINITIONS

          1.1           Definitions. (a) In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement with initial capital letters:

          "Acquisition Sub Material Adverse Effect" means any change, event, circumstance or development that has a material adverse effect on the ability of Acquisition Sub to consummate the Transactions, or to perform its obligations under this Agreement, on a timely basis in accordance with the terms of this Agreement and applicable Law.

          "Action" means any civil, criminal or administrative controversy, claim, action, suit, litigation, arbitration, hearing, mediation or any other proceeding by or before any Governmental Entity, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.

          "Affiliate" means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

          "Antitrust Laws" means the Sherman Antitrust Act, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, whether foreign or domestic.

          "Authorization" means any legally required consent or Permit of or from, or declaration or filing with, any Governmental Entity, including any legally required filing with any Governmental Entity and the subsequent expiration of any legally required waiting period under any Antitrust Laws.

          "Business Day" has the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Acquisition Proposal" means, other than the Transactions, any offer or proposal for a direct or indirect (i) merger, amalgamation, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Company or one or more Subsidiaries thereof, (ii) sale, lease exchange, transfer or other acquisition or assumption of 15% or more of the fair value of the assets of Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) purchase, tender offer, exchange, offer or other acquisition (including by way of merger, amalgamation, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Company.

          "Company Financial Advisors" means each of Perella Weinberg Partners LP and Fearnley Fonds ASA.

          "Company Material Adverse Effect" means any fact, change, event, circumstance, occurrence or development that has a material adverse effect on (i) the business, financial condition or results of operations of Company and its Subsidiaries taken as a whole or (ii) the ability of Company to consummate the Transactions, or to perform its obligations under this Agreement, on a timely basis in accordance with the terms of this Agreement and applicable Law; provided, however, that no fact, change, event, circumstance, occurrence or development resulting or arising from or relating to any of the following matters will constitute or be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any conditions in or changes generally affecting the business in which Company and its Subsidiaries compete that do not disproportionately affect Company and its Subsidiaries as compared to comparable companies; (B) any conditions or changes in the global economy or developments or changes therein that do not disproportionately affect Company and its Subsidiaries; (C) any conditions or changes in political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein that do not disproportionately affect Company and its Subsidiaries; (D) any conditions or changes resulting from natural disasters that do not disproportionately affect Company and its Subsidiaries; (E) the failure in and of itself of the financial or operating performance of Company and its Subsidiaries, taken as a whole, to meet internal projections or budgets for any period prior to, on or after the date of this Agreement, provided that the circumstances giving rise to such failure, unless described in clauses (A) through (D) or (H) of this definition, will be taken into account; (F) any action taken or omitted by or at the request or with the consent of Parent or Acquisition Sub; (G) effects or conditions resulting from the announcement of this Agreement or the Transactions or the identity of Parent or Acquisition Sub (including any employee departures); or (H) changes in any Laws or accounting principles.

          "Company Option" means a right to acquire Shares under the Company Option Plans.

          "Company Option Plans" means (i) the OMI Corporation 2001 Restricted Stock Plan, (ii) the 1998 OMI Stock Option Plan for Non-Employee Directors, (iii) the OMI Corporation 1998 Stock Option Plan, (iv) the OMI Corporation 2003 Stock Incentive Plan, (v) the OMI Corporation 2006 Incentive Compensation Plan, and (vi) any agreement providing for a right to purchase or acquire Shares.

          "Company Shareholders" means the holders of record of Shares.

          "Company Superior Proposal" means any written Company Acquisition Proposal (provided that for purposes of this definition, the 15% threshold referred to in the definition of Company Acquisition Proposal will be more than 50%) by a third party that did not result from a breach of Section 7.7 hereof, that the Company Board determines in good faith by a majority vote, after considering the advice of its outside legal counsel and financial advisors and taking into account all of the terms and conditions of such Company Acquisition Proposal, including any termination fees, expense reimbursement provisions and other conditions to consummation, (A) is more favorable to the Company Shareholders (other than Parent and its Affiliates) than as provided hereunder (after taking into account any changes to the terms of this Agreement or the Offer proposed by Parent in response to such Company Superior Proposal or otherwise), (B) is not subject to any financing condition (and, if financing is required, such financing is then fully committed to the third party on a "certain funds" basis), and (C) is reasonably capable of being completed on the terms proposed without unreasonable delay.

          "Confidentiality Agreement" means, collectively (i) the confidentiality agreement, dated as of March 22, 2007, by and between Teekay and Company and (ii) the confidentiality agreement, dated as of March 23, 2007, by and between Torm and Company, as the same may be amended from time to time in accordance with their respective terms.

          "Contract" means any legally binding instrument or legal obligation of any kind, whether written or oral (other than Company Benefit Plans and Foreign Benefit Plans).

          "Continuing Director" means, as of any date after the Effective Time, those directors of the Company then in office that are directors of the Company on the date hereof.

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by Contract or credit arrangement or otherwise.

          "Encumbrance" means any lien, security interest, pledge (including any negative pledge), mortgage, easement, deed of trust, charge, option, claim or other encumbrance of any nature whatsoever with respect to any tangible or intangible property or right.

          "Environment" means any land, soil, substrata, groundwater, surface water, drinking water, sediment, air or terrestrial or aquatic biota.

          "Environmental Laws" means all Laws in effect on and after the date hereof relating to the protection of human health and the Environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Existing Senior Credit Facilities" means: (i) the Amended and Restated Senior Secured Reducing Revolving Credit Facility, dated May 12, 2005, between Company and Deutsche Schiffsbank Aktiengesellschaft as lead arranger and security trustee, DNB NOR Bank ASA as lead arranger, administrative agent and documentation agent, ING Bank N.V. as lead arranger and bookrunner, NIB Capital Bank N.V. as lead arranger, Nordea Bank Finland PLC, as lead arranger, and the banks and financial institutions identified therein; (ii) the Amended and Restated Senior Secured Reducing Revolving Credit Facility, dated November 24, 2004, between Company and Nordea Bank Finland PLC as arranger, administrative agent and security trustee, Deutsche Schiffsbank Aktiengesellschaft and ING Bank N.V. as co-arrangers, and the banks and financial institutions identified therein; (iii) the Senior Secured Term Loan Credit Facility, dated November 17, 2004, between Company and DNB NOR Bank ASA, as arranger, administrative agent and security trustee, the Governor and Company of the Bank of Scotland and Lloyds TSB Bank PLC as co-arrangers and the banks and financial institutions identified therein; (iv) the Senior Secured Term Loan, dated May 27, 2004, between Company and ING Bank N.V. as administrative agent and security trustee, and the banks and financial institution identified therein; (v) the Senior Secured Term Loan, dated December 8, 2003, between Company and Societe Generale as arranger and agent and the banks and financial institutions identified therein; (vi) the Loan Agreement, dated December 13, 2001, between Company and ING Bank NV as agent and the banks and financial institutions identified therein; and (vii) the Loan Agreement, dated September 7, 2001, between Company and Deutsche Schiffsbank Aktiengesellschaft as agent and the banks and financial institutions identified therein.

          "Expenses" means all out-of-pocket costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to this Agreement) incurred at or prior to the Effective Time by a party to this Agreement or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions.

          "Expiration Date" means the date that is the expiration of the offering period for the Offer as it may be extended from time to time.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

          "Governmental Entity" means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau, body or other governmental, quasi-governmental or supranational authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state or local.

          "Hazardous Materials" means any material, substance, chemical, waste, hazardous waste, pollutant, contaminant or hazardous or toxic substance as to which liabilities, restrictions, remediation or standards of conduct are imposed pursuant to any Environmental Laws, including asbestos, formaldehyde, polychlorinated biphenyls, lead based paint, radioactive materials, waste oil and other petroleum products.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indebtedness" means and includes, as to any Person (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and "earn-out" payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (v) net payment obligations under any interest rate, currency or other hedging agreement, (vi) obligations of such Person as lessee under leases that have been, or should be, in accordance with GAAP, recorded as capital leases or (vii) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (vi) above. Indebtedness will not, however, include (w) accounts payable to trade creditors, (x) accrued expenses arising in the ordinary course of business consistent with past practice, (y) the endorsement of negotiable instruments for collection in the ordinary course of business and (z) Indebtedness owing from Company to any of its wholly owned Subsidiaries or from any of Company's Subsidiaries to Company.

          "IRS" means the Internal Revenue Service.

          "Knowledge" (and any variation thereof) means (i) in the case of Company, the actual knowledge of the individuals listed on Schedule 1.1(a)(i) and (ii) in the case of Parent or Acquisition Sub, the actual knowledge of the individuals listed on Schedule 1.1(a)(ii).

          "Law" means any statute, law, ordinance, rule or regulation of any Governmental Entity.

          "Maritime Guideline" means any foreign, federal, state or local rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject, imposed or published by any Governmental Entity, the International Maritime Organization, such Vessel's classification society or the insurer(s) of such Vessel.

          "NYSE" means the New York Stock Exchange.

          "Order" means any order, judgment, ruling, decree, writ, permit, injunction, license, award or other requirement of any Governmental Entity.

          "Parent Disclosure Schedule" means the disclosure schedule delivered by Parent and Acquisition Sub to Company in connection with the execution of this Agreement.

          "Parent Financial Advisor" means Pareto Securities ASA.

          "Parent Material Adverse Effect" means any fact, change, event, circumstance, occurrence or development that has a material adverse effect on the ability of Parent to consummate the Transactions, or to perform its obligations under this Agreement, on a timely basis in accordance with the terms of this Agreement and applicable Law.

          "Permit" means any permit, approval, license, authorization, certificate, right or exemption from any Governmental Entity.

          "Person" means any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or Governmental Entity.

          "Purchase Date" means the date on which Acquisition Sub purchases a majority of the outstanding Shares in transactions expressly contemplated by this Agreement.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, including the movement of Hazardous Materials through ambient air, soil, surface water, sewer system, groundwater, wetlands, or land surface strata.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Subsidiary" of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

          "Tax" means (i) any federal, state, local or foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, intangibles, franchise, backup withholding, or other tax, charge, levy, duty or like assessment imposed by a Tax Authority, whether or not requiring the filing of a Tax Return, together with all penalties and additions and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or foreign Law) or pursuant to agreement, successor liability or otherwise but does not include any liabilities or obligations owed to, or imposed by, the Pension Benefit Guaranty Corporation under ERISA.

          "Tax Authority" means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax and agency (if any) charged with the collection of such Tax for such entity or subdivision.

          "Tax Return" means a report, form, return, statement or other information (including elections, declarations, disclosures, schedules, estimates, information returns and any attached schedules or amendments to such report, form, return, statement or other information) required to be supplied to or filed with a Tax Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

          "Vessel" means a vessel owned, leased, chartered or managed by Company or any of its Subsidiaries.

                    (b)           The following terms have the meanings specified in the indicated Sections:

Term	Section
2013 Notes	7.13
2013 Notes Tender Offer	7.13
2024 Notes	7.13
2024 Notes Tender Offer	7.13
Absence of Breach Condition	Exhibit A
Acquisition	Recitals
Acquisition Price	Recitals
Acquisition Sub	Preamble
Adverse Recommendation Change	7.7(c)
Agreement	Preamble
Antitrust Clearance	7.2(b)
Antitrust Order	7.2(b)
Articles of Merger	3.1(c)
BCA	Recitals
Bylaws	3.2
Certificates	4.1(b)
Charter	3.2
Closing	3.1(b)
Closing Date	3.1(b)
Company	Preamble
Company Acquisition Filings	5.4
Company Benefit Plans	5.13(a)
Company Board	Recitals
Company Board Recommendation	Exhibit A
Company Disclosure Schedule	Article V
Company Equity Interests	5.5(a)
Company ERISA Affiliate	5.13(a)
Company Financial Statements	5.8(b)
Company Foreign Plan	5.13(a)

Term	Section
Company Intellectual Property	5.14(b)
Company SEC Reports	5.8(a)
Company Shareholder Approval	5.3(b)
Company Shareholder Meeting	5.3(b)
Compensation Actions	5.13(e)
Compensation Committee	Exhibit A
Convertible Securities	5.5(a)
Covered Securityholders	5.13(e)
Dissenting Shareholder	3.8
Dissenting Shares	3.8
Effective Time	3.1(c)
Executive Savings Plan	4.3(c)
Financing Arrangements	6.6
fully diluted basis	Exhibit A
Insured Parties	7.10(b)
Independent Directors	Exhibit A
LT	4.1(b)
Material Contract	5.16
Maximum Premium	7.10(b)
Measurement Date	5.5(a)
Merger	Recitals
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Conditions	Exhibit A
Offer Documents	Exhibit A
Offer Price	Recitals
Options	5.5(c)
Parent	Preamble
Parent Acquisition Filings	6.4
Paying Agent	4.1(a)
Payment Fund	4.1(a)
Proxy Statement	Exhibit A
Restricted Shares	4.3(b)
Rights	Recitals
Rights Agreement	Recitals
Sarbanes-Oxley Act	5.8(c)
Schedule 14D-9	Exhibit A
Schedule TO	Exhibit A
Shares	Recitals
Specified Date	Exhibit A
Superior Proposal Notice	7.7(f)
Surviving Corporation	3.1(a)
Takeover Laws	Exhibit A
Teekay Financing Agreement	6.6
Termination Expenses	9.3(a)

Term	Section
Termination Fee	9.3(a)
Top-Up Option	Exhibit A
Top-Up Option Shares	Exhibit A
Torm Financing Agreement	6.6
Transactions	Recitals
Waiting Period	7.7(f)

          1.2           Interpretation. (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." Unless the context otherwise requires, (i) "or" is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) unless otherwise defined herein, terms used herein which are defined in GAAP have the meanings ascribed to them therein. Without prejudice to any party's rights and remedies for breach of a representation or warranty made by another party under this Agreement, this Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable Law. The Company Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in any Schedule or Exhibit hereto as an exception to a representation or warranty will not merely by the fact of such inclusion be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, an Acquisition Sub Material Adverse Effect or a Company Material Adverse Effect, as the case may be.

                          (b)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

II. THE ACQUISITION

          2.1           The Acquisition. The provisions of Exhibit A are incorporated herein by this reference.

III. THE MERGER

          3.1           The Merger. (a) In the Acquisition, on the terms and subject to the conditions of this Agreement and in accordance with the provisions of the BCA, at the Effective Time, Company will merge with and into Acquisition Sub. Following the Merger, Acquisition Sub will continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Parent, and the separate corporate existence of Company will cease.

                          (b)           On the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") will take place at the offices of Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., New York City time, as soon as practicable, but in no event later than the third Business Day following satisfaction or waiver of the conditions set forth in Article VIII hereof (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied or waived at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Acquisition Sub and Company may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

                          (c)           Subject to the provisions of this Agreement, at the Closing, Company and Acquisition Sub will cause articles of merger (the "Articles of Merger") to be executed, acknowledged and filed with the Registrar, or Deputy Registrar, of Corporations in accordance with the applicable provisions of the BCA. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Registrar, or Deputy Registrar, of Corporations in accordance with the BCA or at such later date or time as may be agreed by Company and Acquisition Sub in writing and specified in the Articles of Merger (the time that the Merger becomes effective in accordance with the BCA is referred to in this Agreement as the "Effective Time").

                          (d)           The Merger will have the effects set forth in this Agreement and the BCA. Without limiting the generality or effect of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of Acquisition Sub and Company will vest in the Surviving Corporation and all debts, liabilities and duties of Acquisition Sub and Company will become debts, liabilities and duties of the Surviving Corporation.

          3.2           Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, will be the articles of incorporation (the "Charter") and bylaws (the "Bylaws") of the Surviving Corporation, except that the Charter and the Bylaws will be amended as of the Effective Time to change the name of the Surviving Corporation to [Omaha], and as so amended, the Charter and Bylaws will be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

          3.3           Directors. The directors of Acquisition Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the Charter and Bylaws.

          3.4           Officers. The officers of Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the Charter and Bylaws.

          3.5           Conversion of Shares. (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Acquisition Sub or any other Subsidiary of Parent or Company or held in the treasury of Company, all of which will by virtue of the Merger and without any action on part of the holder thereof be cancelled without any consideration being exchanged therefor and other than Dissenting Shares) will, by virtue of the Merger and without any action on the part of Company, Parent or Acquisition Sub or their respective shareholders, be converted at the Effective Time into the right to receive the Acquisition Price (subject to any applicable withholding tax specified in Section 3.7), without interest, upon the surrender of the certificate representing such Shares and a letter of transmittal as provided in Section 4.1. At the Effective Time, all such Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of such Shares will cease to have any rights with respect thereto, except the right to receive the Acquisition Price as provided herein, without interest or dividends thereon.

                          (b)           The Acquisition Price will be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Shares), occurring (or for which a record date is established) after the date hereof and prior to the Effective Time; provided that nothing herein will be construed to permit Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

          3.6           Common Stock of Acquisition Sub. Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time will remain issued and outstanding.

          3.7           Withholding Taxes. Acquisition Sub or the Surviving Corporation and Parent will be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the consideration otherwise payable to a holder of Shares, Company Options or Restricted Shares pursuant to the Offer, the Merger or this Agreement any stock transfer taxes and such amounts as are required to be withheld under the Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

          3.8           Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares ("Dissenting Shares") that are outstanding immediately prior to the Effective Time and held by a holder that has delivered a written objection to the proposed corporate action and a demand for payment of such shares in accordance with Sections 100 and 101 of the BCA ("Dissenting Shareholder"), will not be converted into the right to receive the Acquisition Price unless and until such holder fails to perfect or effectively withdraws or otherwise loses its right to payment as a Dissenting Shareholder under the BCA. From and after the Effective Time, a Dissenting Shareholder will not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation. If any Dissenting Shareholder fails to perfect or has effectively withdrawn or otherwise lost its right to payment as a Dissenting Shareholder, such Dissenting Shares will thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Acquisition Price pursuant to Section 3.5 for each Share, without interest or dividends thereon. Company will give Parent and Acquisition Sub (a) prompt notice of any demands received by Company for payment of Shares, written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the BCA and received by Company relating to shareholders' rights of appraisal or dissent and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or dissent under the BCA. Neither Company nor Surviving Corporation will, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

IV. PAYMENT FOR SHARES; OPTIONS

          4.1           Payment for Shares. (a) Prior to the Effective Time, Parent will select a bank or trust company (reasonably acceptable to Company) to act as the paying agent (the "Paying Agent") with respect to the payment of the Acquisition Price. At or prior to the Effective Time, Parent or Acquisition Sub will make available to the Paying Agent sufficient funds to make the payments due pursuant to Section 3.5 on a timely basis to Company Shareholders that own Shares that are issued and outstanding immediately prior to the Effective Time (such funds being hereinafter referred to as the "Payment Fund"). The Paying Agent will, pursuant to irrevocable instructions, make payments provided for in the preceding sentence out of the Payment Fund. Such funds may be invested by the Paying Agent as directed by Parent or Acquisition Sub or, after the Effective Time, the Surviving Corporation; provided, that (i) no such investment or losses thereon will affect the Acquisition Price payable to Company Shareholders and following any losses (net of any gains) Parent or Acquisition Sub will promptly provide additional funds to the Paying Agent for the benefit of the Company Shareholders in the amount of any such losses (net of any gains) and (ii) such investments will be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United states of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. The Payment Fund will not be used for any other purpose, except as provided in this Agreement.

                          (b)           As soon as practicable, but in any event no later than five Business Days following the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (the "Certificates"), which immediately prior to the Effective

Time represented Shares (other than Shares owned by Parent or Acquisition Sub or any of their respective Subsidiaries and Dissenting Shares), a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates or effective affidavits of loss in lieu thereof to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor (together, the "LT"). In addition, immediately following the Effective Time, Parent or the Surviving Corporation will cause the Paying Agent to have a location open in New York City during regular business hours by which Certificates may be exchanged for the Acquisition Price upon due presentation of Certificates and a duly executed LT. Following surrender to the Paying Agent of a Certificate or an effective affidavit of loss in lieu thereof, together with such LT duly completed and executed, the holder of such Certificate will be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 3.7) equal to the product of the number of Shares represented by such Certificate multiplied by the Acquisition Price. No interest will be paid or accrued on the cash payable upon the surrender of the Certificate. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered is properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 4.1, each Certificate will represent for all purposes solely the right to receive, in accordance with the terms hereof, the Acquisition Price in cash multiplied by the number of Shares evidenced by such Certificate, without any interest or dividend thereon.

                          (c)           If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Acquisition Price with respect to the Shares formerly represented thereby.

                          (d)           Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company Shareholders one year after the Effective Time will be repaid to the Surviving Corporation. Any former Company Shareholder will thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Acquisition Price, without any interest or dividends thereon. None of Parent, Acquisition Sub, Company, the Surviving Corporation or the Paying Agent will be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates have not been surrendered prior to six years after the Effective Time (or such earlier date as will be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law) unclaimed funds payable with respect to such Certificates will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                          (e)           In the event of a transfer of ownership of Shares that is not registered in the transfer records of Company, the consideration may be paid and issued with respect to such Shares to a transferee of such Shares if the Certificate representing such Shares or an effective affidavit of loss in lien thereof is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

                          (f)           The Surviving Corporation or Parent will bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment of Shares.

          4.2           Closing of Company's Transfer Books. No transfer of Shares will be made in the stock transfer books of Company following the Effective Time. If, following the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they will be cancelled and exchanged for the Acquisition Price as provided in this Article IV, subject to applicable Law in the case of Dissenting Shares.

          4.3           Treatment of Options, Equity-Based Awards and Deferred Compensation. (a) Company will provide that, immediately prior to the Purchase Date, each Company Option to purchase Shares granted under the Company Option Plans that is outstanding and unexercised immediately prior to the Purchase Date (whether vested or unvested), will be cancelled, and the holder thereof will receive on the Purchase Date from Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation and in full settlement of such Company Option, an amount in cash equal to the product of (A) the number of Shares previously subject to such Company Option and (B) the excess, if any, of the Acquisition Price over the exercise price per Share previously subject to such Company Option, less any required withholding Taxes.

                          (b)           On the Purchase Date, each restricted Share granted under the Company Option Plans (collectively, the "Restricted Shares"), that is outstanding immediately prior to the Purchase Date, will cease to represent a right or award with respect to Shares and will be cancelled and of no further force and effect, and the holder thereof will receive on the Purchase Date, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Restricted Shares and (B) the Acquisition Price, less any required withholding Taxes.

                          (c)           With respect to all deferred amounts credited under the Amended and Restated Executive Savings Plan (the "Executive Savings Plan"), on the Purchase Date, Company will, or as soon as practicable thereafter the Surviving Corporation will, terminate such plan and make a cash lump sum payment in an amount equal to the amount credited to the applicable participant's account under the Executive Savings Plan, less any required withholding Taxes.

                          (d)           Notwithstanding the foregoing provisions of this Section 4.3, Company will terminate any and all equity-based plans, programs arrangements or agreements maintained by Company or any of its Subsidiaries, effective, in each case as of the Purchase Date, immediately prior to the Effective Time. Company will provide Parent evidence that such plans have been terminated pursuant to resolutions of Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of such resolutions will be subject to review and reasonable approval of Parent)

V. REPRESENTATIONS AND WARRANTIES OF COMPANY

          Except as disclosed in (x) the Company SEC Reports (excluding any disclosures set forth in any risk factor section thereof) filed on or after March 1, 2007, the date after the Company filed its Annual Report on Form 10-K for the year ending December 31, 2006, and prior to the close of business on the Measurement Date (as defined in Section 5.5) or (y) the disclosure schedule (the "Company Disclosure Schedule") delivered by Company to Parent and Acquisition Sub in connection with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V), Company hereby represents and warrants to Parent and Acquisition Sub as follows:

          5.1           Due Organization, Good Standing and Corporate Power. Company is a corporation duly organized, validly existing and in good standing or has equivalent status under the Laws of The Republic of the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Company's Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          5.2           Authorization and Validity of Agreement. Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by Company Shareholders as required by the BCA and Company's articles of incorporation with respect to consummation of the Merger, to perform its obligations hereunder. The execution and delivery of this Agreement by Company have been duly authorized and approved by Company Board and no other corporate action on the part of Company is necessary to authorize the execution and delivery of this Agreement or, subject to the adoption of this Agreement by a majority vote of Company Shareholders if required by the BCA and the Company's articles of incorporation with respect to the Merger, the consummation of the Transactions. This Agreement has been duly executed and delivered by Company and it is a valid and binding obligation of Company enforceable against Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          5.3           Consents and Approvals; No Violations. (a) Assuming (i) the applicable requirements of the Securities Act and the Exchange Act are met, (ii) the filing of the Articles of Merger and other appropriate Merger documents, if any, as required by the BCA, are made, (iii) the filing of a reportable event filing required under ERISA is made, and (iv) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws are made, the execution and delivery of this Agreement by Company and the consummation by Company of the Transactions, do not and will not (A) violate or conflict with any provision of its articles of incorporation or bylaws or the comparable governing documents of any of its Subsidiaries, (B) violate or conflict with any Law or Order applicable to Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound, (C) require any filing or registration with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (D) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Company or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Company or any of its Subsidiaries is a party, or by which Company or any of its Subsidiaries may be bound, excluding in the case of clauses (B) through (D) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses, creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                          (b)           To the extent required by Law, the affirmative vote by the holders of at least a majority of the outstanding Shares on the record date (the "Company Shareholder Approval") for the meeting of the Company Shareholders (the "Company Shareholder Meeting") to consider adoption of this Agreement and the Merger is the only vote of the holders of any class or series of Company's capital stock or other securities necessary for the adoption of this Agreement and for the consummation by

Company of the Transactions. There are no bonds, debentures, notes or other instruments of Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Shareholders or Company (as shareholder of the Subsidiaries of Company) may vote.

          5.4           SEC Transaction Information. The written information supplied by or on behalf of Company for inclusion in the documentation required to be filed by Parent or Acquisition Sub with the SEC in connection with the Acquisition, prior to the purchase of Shares by Acquisition Sub in the Acquisition, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Company with respect to information supplied in writing by Parent, Acquisition Sub or any Affiliate of Acquisition Sub that is contained in the documentation required to be filed by Company in connection therewith ("Company Acquisition Filings"). The Company Acquisition Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder. If at any time prior to the Company Shareholder Meeting (if applicable) any fact or event relating to Company or any of its Affiliates, which should be set forth in a supplement to the Company Acquisition Filings should be discovered by Company or should occur, Company will, promptly after becoming aware thereof, inform Parent and Acquisition Sub or such fact or event.

          5.5           Capitalization of Company; Subsidiaries. (a) The authorized capital stock of Company consists of 155,000,000 Shares, of which 150,000,000 Shares are common stock and 5,000,000 are Preferred Stock. As of the close of business on the second business day prior to the date of this Agreement (the "Measurement Date"), there were 61,984,900 Shares issued and outstanding (including 2,415,610 Restricted Shares), 522,519 Shares were reserved for issuance upon the exercise of convertible securities (the "Convertible Securities"), and 37,000 Shares were reserved for issuance upon the exercise of outstanding Company Options. Since the Measurement Date, Company has not issued any Shares (other than pursuant to the exercise of Company Options or upon the vesting of Restricted Shares). All issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive rights. As of the date hereof, and except for Shares issuable pursuant to the Company Options or Shares in respect of Restricted Shares and as provided in the Rights Agreement, there are no outstanding or authorized options, warrants, rights, conversion rights, stock appreciation rights, redemption rights, purchase rights, agreements, calls, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, relating to Shares or any capital stock equivalent or other nominal interest in Company or any of its Subsidiaries (collectively, "Company Equity Interests"). There are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Company or any Company Equity Interests. There are no Contracts to which Company or any of its Subsidiaries is a party relating to the issuance, sale, transfer, or voting of any equity securities or other securities of Company (other than the Rights Agreement).

                          (b)           All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any material Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 5.5(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of Company, (i) its name, (ii) the number and type of outstanding equity securities and a list of the holders thereof, and (iii) the jurisdiction of organization and where the entity is qualified to do business. Neither Company nor any of its Subsidiaries owns, directly or indirectly, any equity or other ownership interest in any Person, except for the Subsidiaries set forth in Section 5.5(b) of the Company Disclosure Schedule. Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Person.

                          (c)           There are no restrictions of any kind which prevent or restrict the payment of dividends or other distributions by the Company or any of its Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

          5.6           Absence of Certain Events. Since December 31, 2006, there has not been a Company Material Adverse Effect. Since December 31, 2006, Company and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred and there does not exist any fact, change, event, circumstance, occurrence or condition which (i) would have been a breach of Section 7.1 had such Section 7.1 been in effect since December 31, 2006 or (ii) has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          5.7           Litigation. There are no Actions pending against Company or any of its Subsidiaries (or any of their respective properties, rights or franchises) or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, to the Knowledge of Company, no development has occurred with respect to any pending or threatened Action that, has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries is subject to any Orders that have had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          5.8           Company SEC Reports; Financial Statements. (a) Each of Company and its Subsidiaries has timely filed with the SEC all registration statements, prospectuses, reports, schedules, forms, proxy statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by Company since January 1, 2004 (the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Company SEC Report filed with the SEC prior to the date of this Agreement. No Subsidiary of Company is subject to the periodic reporting requirements of the Exchange Act by Law or Contract.

                          (b)           Each of the consolidated financial statements of Company (including, in each case, any notes or schedules thereto) contained in the Company SEC Reports (the "Company Financial Statements") was prepared in accordance with GAAP and presents fairly in all material respects, or, in the case of Company Financial Statements filed after the date hereof and prior to the Purchase Date, will fairly present in all material respects, the consolidated financial position and consolidated results of operations and changes in cash flows of Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience.

                          (c)           With respect to the Company SEC Reports filed since December 30, 2002, each of the principal executive officer and principal financial officer of Company have made all certifications required by Rule 13a-14 and 15d14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act") and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, "principal executive officer" and "principal financial officer" will have the meanings given to such terms in the Sarbanes-Oxley Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither Company nor any of its affiliates (as such term is defined in Rule 405 promulgated under the Securities Act) has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Company. In addition,

                              (i)           Company and its Subsidiaries maintain internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Company assessed the effectiveness of Company's internal control over financial reporting as of December 31, 2006; provided, however, that the assessment excluded an assessment of internal controls of OMI Crewing Services Ltd. and Orinoco Maritime Consultancy India Pvt. Ltd., which were acquired effective as of July 13, 2006 and September 7, 2006, respectively, and whose financial statements reflect total assets and net sales aggregating 1% and 1%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2006. Based on our assessment using those criteria, we concluded that our internal control over financial reporting was effective as of December 31, 2006.

                              (ii)         Since January 1, 2002, there have been no management letters delivered by the Company's independent auditors to the audit committee.

                         (d)           Company or its Subsidiaries have made available to Parent true and complete copies of all comment letters received from the staff of the SEC since January 1, 2004 relating to Company SEC Reports and all written responses of Company thereto through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports.

                          (e)           As of the date hereof, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of Company, threatened, in each case regarding any accounting practices of Company.

          5.9           No Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the consolidated financial statements of Company as of and for the period ended December 31, 2006 included in Company's Form 10-K for the year ended December 31, 2006, including the notes thereto, since such date, neither Company nor any of its Subsidiaries has incurred and, neither the Company nor any of its Subsidiaries has, any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, Indebtedness, make whole or similar liabilities or obligations), except for liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          5.10         Compliance with Law. (a) Each of Company and its Subsidiaries is, and since January 1, 2004, has been in compliance with all Laws. Orders and Maritime Guidelines applicable to it, its Vessels or other assets, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                          (b)           Each of Company and its Subsidiaries holds, to the extent legally required, all Permits that are required for the lawful operation of its business as now conducted, except where the failure to hold any such Permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and there has not occurred any default under any such Permit, except for any such default that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          5.11         Insurance. Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of

Company and its Subsidiaries. Section 5.11 of the Company Disclosure Schedule completely and accurately lists all insurance policies of Company and its Subsidiaries in effect on the date hereof with the insurance companies set forth therein. Each insurance policy listed on Section 5.11 of the Company Disclosure Schedule is valid, binding and enforceable by the Company in accordance with its terms, has not been terminated by any party thereto and all premiums due with respect to such insurance policies have been paid. No notice of cancellation or termination has been received with respect to any insurance policy of Company or any of its Subsidiaries. There is no material claim by Company or any of its Subsidiaries pending under any such insurance policies and no material claim made since February 28, 2005 has been denied or, in the case of any pending claim, questioned or disputed by the underwriters of such policies. Section 5.11 of the Company Disclosure Schedule sets forth a list of all pending claims and the claims history for Company and each of its Subsidiaries for individual claims in excess of $1,000,000 during the past three years (including with respect to insurance obtained but not currently maintained).

          5.12         Taxes, Tax Returns, Etc. (a) Company and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it on or prior to the date of this Agreement; all such returns are and were accurate and complete in all material respects; and Company and each of its Subsidiaries has duly and timely paid all Taxes that have been incurred or are due for all taxable years or other taxable periods that end on or before the date of this Agreement other than (a) Taxes that (i) are not yet delinquent or (ii) are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP or (b) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                          (b)           Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries).

                          (c)           Within the past two years, neither Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

                          (d)           Neither the Company nor any of its Subsidiaries has received any written notices from any Tax Authority relating to any issue which could materially affect the Tax liability of the Company or any of its Subsidiaries.

                          (e)           The Company has qualified for the Section 883 exclusion from gross income for all open Tax years ending prior to the Closing Date. This position has been reviewed and accepted by the IRS during their audit through Tax years ending in 2003.

                          (f)            Neither Company nor any of its Subsidiaries, as of the date of this Agreement, (i) has entered into an agreement or waiver or been asked to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Company or any of its Subsidiaries, or (ii) has applied for and/or received a ruling or determination from a Tax Authority regarding a past or prospective transaction of the Company or any of its Subsidiaries.

                          (g)           Neither Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which Company and/or its Subsidiaries are the only members).

                          (h)           All Taxes that Company or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                          (i)           No written claim has been made by any Tax Authority in the past three years in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

                          (j)           Neither Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any Tax Authority; neither Company nor any of its Subsidiaries has any Knowledge that any Tax Authority has proposed or purported to require any such adjustment or change in accounting method, and Company has no Knowledge or belief that any such adjustment under Section 481 of the Code or the corresponding tax laws of any Tax Authority will be required of Company or its Subsidiaries upon the completion of, or by reason of, the Transactions.

                          (k)           Neither Company nor any of its Subsidiaries has engaged in any "listed transaction" as defined in U.S. Treasury Regulations Section 1.6011 -4(b)(2).

                          (l)           The stock of Company is not, and has not been within the five-year period ending on the date of this Agreement, a "United States real property interest" within the meaning of Section 897 of the Code.

          5.13         Employee Benefit Matters. (a) Section 5.13(a) of the Company Disclosure Schedule sets forth a true and complete list or description in reasonable detail of each material domestic and foreign employee benefit plan, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each other material compensation plan, arrangement or agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock, stock appreciation right, stock unit, performance share, profit sharing, loans, advances, commissions, redundancy, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment, directors indemnity insurance, severance, employment, change of control or fringe benefit plan, program or agreement, whether written or oral, that is maintained, or contributed to, for the benefit of current or former directors, officers or other employees or independent contractors of Company and its Subsidiaries, with respect to which Company or its Subsidiaries has any liability, as of the date of this Agreement or as of the Closing Date, including all material plans of any Company ERISA Affiliate for which Company could have any direct or indirect liability (the "Company Benefit Plans"). For purposes of this Agreement, (i) a "Company ERISA Affiliate" is any trade or business, whether or not incorporated, all of which together with Company would be deemed a "single employer" within the meaning of Section 4001(a) or (b) of ERISA or Section 414 of the Code and (ii) a "Company Foreign Plan" means any Company Benefit Plan that is maintained outside of the United States.

                          (b)           Except with respect to clauses (i), (iii), (v) and (vii) below, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of Company Benefit Plans has been operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received or timely filed for a favorable determination letter from the IRS with respect to all changes in applicable Law for which certain qualified plans were required to be amended, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Company Benefit Plan, (iii) no Company Benefit Plan is covered by Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (iv) no Company Benefit Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees, consultants, leased employees or directors of Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) benefits the full cost of which is borne by the current or former employee, consultant, leased employee or director (or his beneficiary), or (D) coverage through the last day of the calendar month in which retirement or other termination of service occurs, (v) no Company Benefit Plan (other than a Company Foreign Plan) is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a "multiple employer plan" (as such term is defined Section 210(a) of ERISA or Section 413(c) of the Code), (vi) none of Company or any of its Subsidiaries or, to the Knowledge of Company, any other person, including any fiduciary, has engaged in a transaction in connection with which Company, its Subsidiaries or any Company Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the Knowledge of Company, (A) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts or other funding vehicles related thereto and (B) no administrative investigation, audit or proceeding is pending or in progress with respect to the Company Benefit Plans (regardless of the party commencing the same), (viii) all contributions or other amounts payable by Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or former plan years have been timely paid or, if not yet due, accrued in accordance with GAAP and Section 412 of the Code and, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code or as restricted under Section 162(m) of the Code have been or are fully deductible under the Code and (ix) no Company Benefit Plan provides benefits to any individual who is not a current or former employee, officer or director of Company or any of its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee, officer or director.

                          (c)           In addition to the representation contained in subsection (b) above (if applicable), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Foreign Plan complies with all applicable Laws (including applicable Laws regarding the funding, form and operation of the Company Foreign Plan), (ii) the Company Financial Statements accurately reflect the Company Foreign Plan liabilities and accruals for contributions required to be paid to the Company Foreign Plans, in accordance with GAAP, (iii) there have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law, and (iv) no administrative investigation, audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of Company and its Subsidiaries, threatened or in progress, with respect to any Company Foreign Plan.

                          (d)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any material payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director, consultant, employee or former employee of Company or any of its Subsidiaries from Company or any of its Subsidiaries under any Company Benefit Plan, (ii) increase any material benefits otherwise payable under any Company Benefit Plan, or (iii) result in any material acceleration of the time of funding, payment or vesting of any such benefits.

                          (e)           Company has made available or will make available within seven Business Days following the date of this Agreement, a true and complete copy of each Company Benefit Plan, together with all amendments thereto, and, to the extent applicable (i) all current summary plan descriptions, (ii) the annual report on Internal Revenue Service Form 5500 series, including any attachments thereto, for each of the last three plan years; and (iii) the most recent actuarial valuation report. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to certain employment compensation, severance and other employee benefit plan(s) to which Company is a party ("Compensation Actions") to certain holders of Company Shares and other securities of Company ("Covered Securityholders"). Company hereby represents and warrants that all such amounts payable under the Compensation Actions (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The parties further acknowledge that Company will take all actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the Compensation Actions.

          5.14         Intellectual Property. Section 5.14 of the Company Disclosure Schedule identifies (a) all applied for and registered trademarks and service marks, trade names, domain names, registered copyrights, pending and issued patents owned, used or licensed by or to Company or any of its Subsidiaries that are material to the conduct of the business of Company and its Subsidiaries, and (b) all agreements and licenses relating to trademarks, technology, know-how or processes that Company or any of its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Company and its Subsidiaries (collectively, the "Company Intellectual Property"). Company and its Subsidiaries own and possess all rights to use, title and interest in and to, or as of the Closing, will own or possess all rights, title and interest in and to, free and clear of all Encumbrances, all of the Company Intellectual Property and, as of the Closing, all of the Company Intellectual Property will be in the name of Company or one of its Subsidiaries. Company and each of its Subsidiaries own or have the right to use the Company Intellectual Property without infringing or violating the rights of any third parties, except where such infringement or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No consent of any third party will be required for the use by the Surviving Corporation or any of its Subsidiaries of the Company Intellectual Property after the Effective Time. There are no claims asserted in writing by any Person against Company or any of its Subsidiaries regarding the ownership of or the right to use any Company Intellectual Property or challenging the rights of Company or any of its Subsidiaries with respect to any of the Company Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of Company as of the date hereof, there is no infringement or misappropriation of the Company Intellectual Property by any Person.

          5.15         Environmental Liability. Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the operations of Company and each of its Subsidiaries and each of the Vessels are and since January 1, 2002, have been in compliance with all applicable Environmental Laws, (b) each of Company and its Subsidiaries possess and maintains in effect all environmental Permits required under Environmental Law with respect to the properties, assets (including Vessels) and business of Company and its Subsidiaries, (c) since January 1, 2002, there has been no Release of any Hazardous Materials in violation of any Environmental Law resulting (or that would reasonably be expected to result) in liability to Company or any of its Subsidiaries at any of its current or former operations, from any of the Vessels owned, operated or managed by the Company, and neither Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, or transported or handled any Hazardous Materials in violation of any Environmental Laws, and (d) neither Company nor any of its Subsidiaries has received any claims alleging liability under any Environmental Law. Except for such of the following, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no legal, administrative or arbitral bodies seeking to impose, nor are there Actions of any nature reasonably likely to result in the imposition of, on Company or any of its Subsidiaries, any liability or obligation arising under common law relating to the Environment or under any Environmental Law, nor are there any such liabilities or obligations pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries. Except as reflected in the Company Financial Statements and except, since January 1, 2002, as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither Company nor any of its Subsidiaries is subject to any Order by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the Knowledge of Company, as of the date of this Agreement, the Company Financial Statements contain an adequate reserve as determined in accordance with GAAP for Environmental liabilities and obligations. Company has made available to Parent all environmental compliance reports provided to Company's audit committee since January 1, 2004, relating to Company's or any of its Subsidiary's past or current properties, including Vessels, or operations. The only representations and warranties of Company in this Agreement relating to any environmental matters or any other obligation or liability with respect to Hazardous Materials are those set forth in this Section 5.15.

          5.16         Material Contracts. Neither Company nor any of its Subsidiaries is a party to or bound by (a) any "material contract" as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC or any Contract that would be such a "material contract" but for the exception for Contracts entered into in the ordinary course of business, (b) any Contract or commitment relating to Indebtedness in excess of $1,000,000, (c) any collective bargaining agreement, (d) any Contract pursuant to which any of the benefits to any party will be materially increased, or the vesting of the benefits of any party will be materially accelerated, by the occurrence of any of the Transactions or the value of any material benefits to any party will be calculated on the basis of any of the Transactions, (e) any Contract under which Company or any of its Subsidiaries has any material obligations that have not been satisfied or performed relating to the acquisition or disposition of all of any portion of any business of Company or any third party (whether by merger, sale of stock, sale of assets or otherwise), (f) any partnership, joint venture or other similar Contract or agreement currently in effect entered into by Company or any of its Subsidiaries, (g) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (h) any material operating agreement, management agreement, crewing agreement, contract of affreightment or financial lease (including any sale/leaseback agreement or similar arrangement) with respect to any Vessel, (i) any Contract for or relating to the purchase, sale or construction of any Vessel, (j) any Contract including an option with respect to the purchase or sale of any Vessel or other vessel, (k) any Contract with a third party for the charter of any Vessel with a term exceeding six months in duration, or (l) any non-

competition or other Contract that materially limits Company or any of its Subsidiaries from engaging in the business currently conducted by it (each of these, a "Material Contract"). Each of the Material Contracts of Company and each of its Subsidiaries is valid and in full force and effect and neither Company nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such Material Contract. To Company's Knowledge, no other party to any Material Contract described in this Section 5.16 is in material breach of or default under such Material Contract. No payment or other consideration is due or will be due by Company, Parent, Acquisition Sub, the Surviving Corporation or any of their respective Affiliates by virtue of the Transactions or otherwise (except as may otherwise become due to such Persons solely with respect to the Acquisition Price or solely in their capacity as Company Shareholders). Neither Company nor any of its Subsidiaries has received notice of breach or termination (or proposed breach or termination) of any Material Contract. To the Knowledge of Company, all Material Contracts are legal, valid and binding obligation of the other parties thereto and in full force and effect and enforceable against such other parties in accordance with its terms.

          5.17         Labor Relations. (a) As of the date of this Agreement, (i) none of Company, its Subsidiaries or any of their controlled Affiliates is a party to any collective bargaining agreement, works council or workers' association, (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no labor organization, trade union or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Company, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal, court or authority, and (iii) there are no organizing activities, strikes, trade disputes, work stoppages, transfer of undertakings, slowdowns, lockouts, arbitrations, grievances, disciplinaries, or other labor disputes pending or, to the Knowledge of Company, threatened, against or involving any of Company or any of its Subsidiaries and Company and its Subsidiaries have not experienced any organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes during the last three years.

                          (b)           To the Knowledge of Company, Company and each of its Subsidiaries are in compliance with all applicable Laws, governmental orders, agreements, contracts and policies relating to the employment of their employees, including, without limitation, all such Laws relating to wages, overtime, terms and conditions of employment, discrimination, immigration, disability, workers' compensation, equal pay and treatment, health and safety information and consultation, the collection and payment of withholding and/or social contribution taxes and similar Taxes, except where noncompliance would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          5.18         Takeover Laws; Rights Agreement. (a) Company has taken all action necessary to exempt this Agreement and the Transactions from all applicable Takeover Laws.

                          (b)           Company has taken all action, if any, necessary or appropriate so that the execution of this Agreement and the consummation of the Transactions do not and will not result in the ability of any Person to exercise any Rights (as defined in the Rights Agreement) under the Rights Agreement or enable or require any Rights to separate from the Shares to which they are attached or to be triggered or become exercisable.

          5.19         Board Approval. The Company Board has, at a meeting duly called and held, by a unanimous vote (a) determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, Company and Company Shareholders, (b) adopted this Agreement and the Transactions, and (c) approved, adopted and declared advisable the agreement and plan of merger contained in this Agreement and directed that such Agreement and plan of merger be submitted to the Company Shareholders for their adoption and approval (unless the Merger is consummated in accordance with Section 96 of the BCA as contemplated by Section 1.6(d) of Exhibit A) and resolved to recommend acceptance of the Offer and authorization of the agreement and plan of merger contained in this Agreement by the Company Shareholders. Company Board has taken all action under Article NINTH of the Company's articles of incorporation so that neither Parent nor any of its Affiliates will be a Related Person or prohibited from entering into or consummating a Business Transaction with Company (in each case as both such terms are used in the Company's articles of incorporation) as a result of the execution of this Agreement or the consummation of the Transactions contemplated hereby. Company has been advised by each of its directors and executive officers that, as of the date hereof, each such Person intends to tender all Shares owned by such person into the Offer.

          5.20         Opinion of Financial Advisor. Perella Weinberg Partners LP has delivered to Company an opinion dated the date of this Agreement to the effect that as of such date, the Acquisition Price is fair to Company Shareholders from a financial point of view, a copy of which opinion will be made available to Parent and Acquisition Sub.

          5.21         Broker's or Finder's Fee; Other Transaction Expenses. Except for the Company Financial Advisors, no Person acting on behalf of Company or any of its Subsidiaries is, or will be, entitled to any investment banking, broker's, finder's or similar fee or commission. Company has made available to Parent and Acquisition Sub complete and accurate copies of all agreements pursuant to which the Company Financial Advisors are entitled to any fees and expenses in connection with any of the Transactions contemplated by this Agreement.

          5.22         Interested Party Transactions. There are no Contracts, liabilities or obligations between Company or any of its Subsidiaries, on the one hand, and any other Affiliate, or officer or director of Company, on the other hand and (ii) neither any Affiliate of Company nor any officer or director of Company or any of its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, or competitor of Company or any of its Subsidiaries. Ownership of securities of a company whose securities are registered under the Exchange Act of 5% or less of any class of such securities will not be deemed to be a financial interest for purposes of this Section 5.22.

          5.23         Properties and Assets. Other than as set forth in Section 5.25, Company and its Subsidiaries have good and valid title to their owned assets, or in the case of assets and properties they lease, license, or have other rights in, valid rights by lease, license, or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit Company and its Subsidiaries to conduct their business as currently conducted, except for such failures to hold valid titles or rights to lease that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          5.24         Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, agent or employee of Company or any of its Subsidiaries (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment in the nature of criminal bribery.

          5.25         Vessels. (a) Section 5.25 of the Company Disclosure Schedule sets forth (categorized by type of Vessel) a description of each Vessel, including its name, capacity (dwt), year built, its classification society, whether such Vessel is currently operating in the spot or time charter market. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Vessel owned by the Company or a Subsidiary of the Company (i) is duly registered under the flag of the Marshall Islands, (ii) is seaworthy and in good operating condition, (iii) has all national and international operating and trading certificates and endorsements, each valid and unextended, that are required for the operation of such Vessel in the trades and geographic areas in which it is operated, and (iii) has been classed by a classification society that is a member of the International Association of Classification Societies, and is fully in class with no outstanding material recommendations or notations. Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) no event has occurred and no condition exists that would cause any Vessel's class to be suspended or withdrawn, and (B) all events and conditions that are required to be reported as to class have been disclosed and reported to such Vessel's classification society.

                          (b)           With respect to each of the owned Vessels, either Company or any of its Subsidiaries, as applicable, is the sole owner of each such Vessel and has good title to such Vessel.

                          (c)           With respect to each of the leased or chartered-in Vessels, either Company or one of its Subsidiaries, as applicable, has (i) a valid right to charter-in or a valid leasehold interest in such Vessel, (ii) such charter agreement or lease is in full force and effect in accordance with its terms, (iii) all rents, charter payments and other monetary amounts that have become due and payable thereunder have been paid in full, (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto, (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such charter agreement or lease, (vi) neither Company nor any of its Subsidiaries has violated any of the terms or conditions under such charter agreement or lease and, to the Knowledge of Company, there is no condition or covenant to be observed or performed by any other party under such charter agreement or lease that has not been fully observed or performed, except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (vii) the Transactions will not constitute a default under or cause for termination or modification of such charter agreement or lease.

                          (d)           Except as would not reasonably be expected to have a Company Material Adverse Effect, the Vessels owned, operated or managed by Company (i) are free of average damage affecting their class, (ii) have all their classification trading and statutory certificates and national certificates, as well as other certificates, plans and technical documentation and (iii) are supplied with spare parts at levels consistent with operational needs and such spare parts are in the aggregate usable in the ordinary course of business.

VI. REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION SUB

          Each of (i) Teekay and Acquisition Sub on the one hand, on a joint and several basis and (ii) Torm and Acquisition Sub, on the other hand, on a joint and several basis, represent and warrant to Company as follows; provided, however, that references to Parent in this Article VI refer to each of Teekay and Torm separately, and each of them is making any representation or warranty with respect to itself severally, and not jointly and severally with Teekay or, as the case may be Torm:

          6.1           Due Organization, Good Standing and Corporate Power. Each of Parent, Acquisition Sub and their respective Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the laws of its jurisdiction of incorporation. Each of Parent, Acquisition Sub and their respective Subsidiaries is duly qualified or licensed to do business and in good standing or has equivalent status in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have, as to Parent, a Parent Material Adverse Effect or, as to Acquisition Sub, an Acquisition Sub Material Adverse Effect.

          6.2           Authorization and Validity of Agreement. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Acquisition Sub and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective boards of directors, and no other corporate action on the part of Parent or Acquisition Sub is necessary to authorize the execution and delivery of this Agreement or the consummation of the Transactions. This Agreement has been, or will be when executed and delivered, duly executed and delivered by each of Parent and Acquisition Sub and it is, or will be when executed and delivered, a valid and binding obligation of each of Parent and Acquisition Sub enforceable against each of Parent and Acquisition Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          6.3           Consents and Approvals; No Violations. Assuming (a) the applicable requirements of the Securities Act and the Exchange Act are met, (b) the filing of the Articles of Merger and other appropriate Merger documents, if any, as required by the BCA, are made, (c) the filing of a reportable event filing required under ERISA is made, and (d) the premerger notification requirements under the HSR Act and any other applicable Antitrust Laws are made, the execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Transactions, do not and will not (i) violate or conflict with any provision of their respective certificates of incorporation, articles of incorporation or bylaws or the comparable governing documents of Parent or Acquisition Sub, (ii) violate or conflict with any Law or Order applicable to Parent, Acquisition Sub or any of their respective Subsidiaries or by which any of their respective properties or assets may be bound, (iii) require any filing or registration with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Parent, Acquisition Sub or any of their respective Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Parent, Acquisition Sub or any of their respective Subsidiaries is a party or by which Parent, Acquisition Sub or any of their respective Subsidiaries may be bound, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses and creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have as to Parent, a Parent Material Adverse Effect or, as to Acquisition Sub, an Acquisition Sub Material Adverse Effect.

          6.4           Information Provided. The written information supplied by or on behalf of Parent or Acquisition Sub for inclusion in Company Acquisition Filings on the respective dates that the Company Acquisition Filings are filed and on the dates they are first published, sent or given to Company Shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied in writing by Company or any Affiliate of Company that is contained in the documentation required to be filed by Parent or Acquisition Sub in connection therewith ("Parent Acquisition Filings"). The Parent Acquisition Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder. If at any time prior to Company Shareholder Meeting (if applicable) any fact or event relating to Parent or any of its Affiliates which should be set forth in a supplement to the Parent Acquisition Filings should be discovered by Parent or should occur, Parent will, promptly after becoming aware thereof, inform Company of such fact or event.

          6.5           Litigation. There are no Actions pending against Parent or Acquisition Sub, or to the Knowledge of Parent or Acquisition Sub, threatened against Parent or Acquisition Sub (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have, as to Parent, a Parent Material Adverse Effect or, as to Acquisition Sub, an Acquisition Sub Material Adverse Effect, and, to the Knowledge of Parent or Acquisition Sub, no development has occurred with respect to any pending or threatened Action that individually or in the aggregate, would reasonably be expected to have, as to Parent, a Parent Material Adverse Effect or, as to Acquisition Sub, an Acquisition Sub Material Adverse Effect. Neither Parent nor Acquisition Sub is subject to any Orders that have had or would, individually or in the aggregate, reasonably be expected to have, as to Parent, a Parent Material Adverse Effect or, as to Acquisition Sub, an Acquisition Sub Material Adverse Effect.

          6.6           Available Funds. At the Effective Time, Parent and Acquisition Sub will have all the funds necessary to purchase all the Shares pursuant to the Offer, to consummate the Merger, and to pay all fees and expenses payable by Parent or Acquisition Sub related to this Agreement.

          6.7           Ownership of Shares. Except as set forth in Section 6.7 of the Parent Disclosure Schedule, neither Parent nor any of Parent's "Affiliates" or "Associates" (as defined in the Exchange Act) owns, directly or indirectly, any Shares, whether beneficially or of record.

          6.8           Broker's or Finder's Fee. Except for Parent Financial Advisor, no Person acting on behalf of Parent or Acquisition Sub is, or will be, entitled to any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the Transactions.

VII. COVENANTS

          7.1           Covenants of Company. During the period from the date of this Agreement and continuing until the date on which a majority of Company's directors are designees of Parent or Acquisition Sub, Company agrees as to itself and its Subsidiaries that (except for the Merger or as expressly permitted by this Section 7.1 (including its subsections) of the Company Disclosure Schedule, as required by a Governmental Entity or to the extent that Parent otherwise consents in writing):

                          (a)           Ordinary Course. Company will, and will cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them, except that no action by Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 7.1 will be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of one or more of such other provisions. Without limiting the generality or effect of the foregoing, Company will not, and will cause its Subsidiaries not to, (i) enter into any new line of business, (ii) enter into any Contract with a term extending more than one year that is not terminable by Company or any of its Subsidiaries upon less than 30 days prior written notice, or (iii) incur or commit to any capital expenditures or any obligations or liabilities that, in the aggregate, exceed Company's budget delivered to Parent prior to the date hereof by more than $2,000,000.

                          (b)           Dividends; Changes in Share Capital. Company will not, and will cause its Subsidiaries not to, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock. Company will not, and will cause its Subsidiaries not to (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for transactions pursuant to the terms of the Company Options outstanding as of the Measurement Date.

                          (c)           Issuance of Securities. Except for Shares to be issued in connection with the exercise of Company Options outstanding or Shares delivered in connection with the vesting of Restricted Shares on the date hereof, Company will not, and will cause its Subsidiaries not to, offer, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the offering, issuance, delivery, sale, pledge or Encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

                          (d)           Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable Law, Company will not amend or propose to amend its articles of incorporation, bylaws or other governing documents and will not, and will cause each of its Subsidiaries not to, amend its articles of incorporation, bylaws or other governing documents.

                          (e)           No Acquisitions. Company will not, and will cause its Subsidiaries not to, acquire or agree to acquire by merger or consolidation, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets; provided, however, that the foregoing restrictions will not prohibit acquisitions involving no more than $1,900,000 million in the aggregate.

                          (f)            No Dispositions. Other than as may be required by or in conformance with applicable Law in order to permit or facilitate the consummation of the Transactions, Company will not, and will cause its Subsidiaries not to, sell, lease, license or otherwise encumber or subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Encumbrance or otherwise dispose of, any assets (including capital stock of any Subsidiary of Company, but excluding obsolete equipment in the ordinary course of business consistent with past practice).

                          (g)           Investments; Indebtedness. Company will not, and will cause its Subsidiaries not to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) investments by Company or any of its Subsidiaries to or in Company or any other wholly owned Subsidiary of Company or (B) pursuant to any Contract or other legal obligation of Company as in effect on the date of this Agreement, or (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business, (ii) create, incur, assume or suffer to exist any Indebtedness not in existence as of the date of this Agreement other than for trade payables incurred in the ordinary course of business or (iii) enter into any transaction, agreement, arrangement or understanding with any Affiliate or officer or director of Company or any of its Subsidiaries.

                          (h)           Compensation. Except (i) as required by applicable Laws or by the terms of any Contract or Company Benefit Plan existing as of the date hereof, the existence of which does not constitute a breach of this Agreement or (ii) in the ordinary course consistent with past practice, Company will not, and will cause its Subsidiaries not to, increase the amount of compensation or employee benefits of any officer or director of Company, pay any severance, pension, retirement, savings or profit-sharing allowance to any officer or director of Company that is not required by any existing plan or agreement, enter into any Contract with any officer or director of Company regarding his or her employment or service, compensation or benefits, increase or commit to increase any benefits for employees, consultants or directors adopt or amend or make any commitment to adopt or amend, other than amendments required by Law, any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan for the benefit of any Person. Company will not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation, except as may be required by any plan or agreement pursuant to which such stock options or other equity-based compensation were granted, any applicable Laws or in accordance with this Agreement.

                          (i)           Accounting Methods; Income Tax Elections. Except as reflected in the Company Financial Statements, as required by a Governmental Entity or as required by changes in GAAP or Law, Company will not make, and Company will cause its Subsidiaries not to make, any material change in method of accounting in effect as of the date of this Agreement. Company will not, and will not permit any of its Subsidiaries to, (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material Tax liability with respect to matters that will be a liability of the Surviving Corporation or any of its Subsidiaries after the Merger, other than in the ordinary course of business consistent with past practice.

                          (j)           Certain Agreements and Arrangements. Company will not, and will cause its Subsidiaries not to, materially amend, terminate or waive rights in respect of any Material Contract or enter into any Contract that, had it been entered into prior to or on the date hereof would have been a Material Contract other than in the ordinary course of business and as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                          (k)           Vessels. Company will not, and will cause its Subsidiaries not to, (i) purchase or construct any vessel or enter into any Contract for the purchase or construction of any vessel, (ii) sell or otherwise dispose of any Vessel or enter into any Contract for the sale or disposal of any Vessel, (iii) enter into any Contract for the bareboat or time charter-out of any Vessel (including any Vessel owned or chartered-in by Company or any of its Subsidiaries) that (A) has a term in excess of six months, (B) provides for one or more renewal or extension options or (C) provides for any purchase option, in each case without the prior written consent of Parent (which consent will not be unreasonably withheld), (iv) defer scheduled maintenance of any Vessel, (v) depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating the Vessels, provided that Company will not, and will cause its Subsidiaries not to enter into any Contract for the drydocking or repair of any Vessel where the estimated cost thereof is in excess of $2,000,000 unless, in the case of this clause (v), such work cannot prudently be deferred and is required to preserve the safety and seaworthiness of such Vessel, or (vi) agree, in writing or otherwise, to take any of the foregoing actions.

                          (l)           No Related Actions. Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

          7.2           Efforts to Close. (a) Each of Parent, Acquisition Sub and their Subsidiaries on the one hand, and Company and its Subsidiaries on the other, will use its commercially reasonable efforts to cause all of the conditions, as specified in Article VIII, to the obligations of the other party to consummate the Transactions to be met as soon as practicable after the date of this Agreement. Each of Parent, Acquisition Sub and Company and their respective Subsidiaries will use its commercially reasonable efforts to obtain, as soon as practicable, the Authorizations and third-party consents that may be or become necessary for the performance of its respective obligations under this Agreement and the consummation of the Transactions, and will cooperate with each other in promptly seeking to obtain such Authorizations and third-party consents.

                          (b)           Company, Parent and Acquisition Sub will each use its commercially reasonable efforts to cooperate to obtain any government clearances or approvals required for Closing under the HSR Act and any and all other applicable Antitrust Laws ("Antitrust Clearance"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Transactions under any Antitrust Law, provided that any such action would not, in the commercially reasonable judgment of Parent, reasonably be expected to materially impair or materially reduce the value of the on-going business operations of Company and its Subsidiaries or the overall benefits expected, as of the date hereof, to be realized by Parent from the consummation of the Merger. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

                          (c)           Parent and Acquisition Sub will propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Antitrust Order, which would have the effect of preventing or delaying the Purchase Date beyond the Expiration Date, provided that any such action would not, in the commercially reasonable judgment of Parent, reasonably be expected to materially impair or materially reduce the value of the on-going business operations of Company and its Subsidiaries or the overall benefits expected, as of the date hereof, to be realized by Parent from the consummation of the Merger.

          7.3           Confidentiality. Prior to the Purchase Date, each of Parent, Acquisition Sub and Company will, and will cause each of their respective Subsidiaries to comply with, all of their respective obligations under the Confidentiality Agreement with respect to any information obtained by any such Person in connection with this Agreement and the Transactions.

          7.4           Actions Regarding Anti-Takeover Statutes. If the provisions of any potentially applicable anti-takeover or similar statute are or become applicable to the Transactions or Parent, Acquisition Sub or any of their Affiliates, the Company Board will grant such approvals and endeavor to take such other actions to the extent permitted by applicable Law as may be required so that the Transactions may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

          7.5           Access. (a) From the date hereof to the Purchase Date, Company will allow all designated officers, attorneys, accountants and other representatives of Parent or Acquisition Sub access at reasonable times upon reasonable notice and in a manner as will not unduly impact the conduct of the business of Company to the personnel, representatives, books, records, files, correspondence, audits and properties of Company (including, to the extent permitted by the Company's independent auditors, following the Company's commercially reasonable efforts to cause such permission to be granted, work papers of the Company's independent auditors) and Company will furnish to Parent or representatives of Parent such financial and operating data and other information as such Persons may reasonably request, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Company including inspection of such properties; provided that Company may restrict the foregoing access to the extent that (i) any applicable Law requires Company to restrict or prohibit access to any such properties or information, (ii) such disclosure would, based on the advice of outside counsel, violate any agreement to which Company or any of its Subsidiaries is a party, or result in a waiver of attorney-client privilege. Company will use commercially reasonable efforts to make substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                          (b)           No investigation pursuant to this Section 7.5 will affect any representation or warranty given by any party hereunder, and, notwithstanding the provision of information or investigation by any party, no party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Prior to the Purchase Date, each of Parent and Acquisition Sub agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the consummation of the Transactions. All information provided by a party to the other party hereunder will be subject to the confidentiality provisions of Section 7.3.

          7.6           Public Announcements. Prior to the Effective Time, Parent, Acquisition Sub and Company will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Transactions, and none of them will issue any such press release or make any such public statement or communication without the prior approval of the other, except as any party may determine in good faith is required by Law or by obligations pursuant to any listing agreement with any national securities market or exchange.

          7.7           No Solicitation. (a) Company will, and will cause its Subsidiaries and representatives to, immediately cease, terminate and discontinue any and all existing activities, discussions or negotiations with any Person (other than Parent, Acquisition Sub and their respective representatives) conducted before the date of this Agreement with respect to any Company Acquisition Proposal. Company will promptly, following the execution of this Agreement, request the return or destruction (as provided in the applicable agreement) of all confidential information provided by or on behalf of Company to all Persons who have had such discussions or negotiations or who have entered into confidentiality agreements with Company pertaining to any Company Acquisition Proposal and to otherwise enforce its rights under such confidentiality agreements.

                          (b)           Prior to the Effective Time, Company will not, and will cause its Affiliates and representatives not to, directly or indirectly solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Company Acquisition Proposal or any proposals that would reasonably be expected to lead to any Company Acquisition Proposal, or, subject to Section 7.7(e), (i) discuss or negotiate with, disclose any information to, afford access to the business, properties, assets, books, data or records of Company or any of its Subsidiaries, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Person (other than Parent, Acquisition Sub and their respective representatives) that is seeking to make, or has made, any Company Acquisition Proposal, (ii)(A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Company or any of its Subsidiaries, (B) approve any transaction pursuant to which any Person (other than Parent, Acquisition Sub or their respective Affiliates) would become a Related Person (as such term is defined in the articles of incorporation of Company), or (C) amend or grant any waiver or release from or redeem any Rights under the Rights Agreement, except in connection with the Transactions, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (other than a confidentiality agreement permitted to be entered into in accordance with Section 7.7(e)) relating to any Company Acquisition Proposal.

                          (c)           Unless and until this Agreement has been terminated in accordance with Section 9.1 and except as expressly permitted by Sections 7.7(e) and 7.7(g), neither the Company Board nor any committee thereof will (i) fail to make, withdraw or modify or propose (to any Person other than Parent or Parent's Affiliates or representatives) to withdraw or modify in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation (it being understood that recommending or declaring advisable (publicly or otherwise), or taking a neutral position or no position, with respect to any Company Acquisition Proposal will be considered an adverse modification), (ii) fail to publicly reaffirm the Company Board Recommendation, the Agreement or the Merger or fail to reaffirm its determination that the Offer, this Agreement, the Merger and the Transactions are in the best interest of Company and the Company Shareholders, within ten Business Days following Parent's written request to do so, (iii) fail to recommend against acceptance of any tender offer or exchange offer (other than the Offer) for the Shares within 10 Business Days after the commencement of such offer, (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement with a Person making a Company Acquisition Proposal pursuant to Section 7.7(e)), related to any Company Acquisition Proposal or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, an "Adverse Recommendation Change").

                          (d)           Company will promptly notify Parent of its or any of its officers', directors' or representatives' receipt of any inquiry or proposal relating to, a Company Acquisition Proposal.

                          (e)           Notwithstanding anything in this Agreement to the contrary, prior to the Purchase Date, Company or the Company Board will be permitted to (i) provide any information to, and afford access to its business, properties, assets, books, data and records to, any Person in response to an unsolicited Company Acquisition Proposal by such Person (that has not been withdrawn) if the Company Board has received from such Person an executed confidentiality agreement containing terms no less favorable to Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit Company to comply with the terms of this Section 7.7 (a copy of which confidentiality agreement shall be promptly (and in any event within 48 hours) provided to Parent), (ii) engage in any discussions or negotiations with any Person in response to an unsolicited Company Acquisition Proposal by any such Person (that has not been withdrawn), or (iii) make or propose to make any Adverse Recommendation Change, if and only to the extent that such Company Acquisition Proposal did not result from a breach of this Section 7.7 and, the Company Board determines, after consultation with outside counsel, failure to take such action would violate the fiduciary duties of the members of the Company Board under applicable Law and the Company Board has determined in good faith after consultation with its outside legal counsel and its financial advisors that such Company Acquisition Proposal (I) constitutes or (II) would reasonably be expected to constitute a Company Superior Proposal, provided that in such case referred to in clause (iii) above (x) such Company Acquisition Proposal is a Company Superior Proposal and (y) Parent shall have received the Superior Proposal Notice (as defined below).

                          (f)            The Company Board will not take any of the actions referred to in Section 7.7(e)(iii) unless Company has delivered to Parent a prior written notice advising Parent that it intends to take such action. Company will notify Parent promptly (but in no event later than 48 hours) after receipt by Company or any of its Subsidiaries (or any of their respective representatives) of any Company Acquisition Proposal or any inquiry that the Company Board determines in good faith would reasonably be expected to lead to a Company Acquisition Proposal, any request for non-public information relating to Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of Company or any of its Subsidiaries by any third party that is seeking to make, or has made after the date hereof, a Company Acquisition Proposal. Company will provide such notice orally and in writing and will identify the third party making, and the material terms and conditions of, any such Company Acquisition Proposal, indication or request. Company will keep Parent regularly informed, as promptly as practicable, of the status and terms, in reasonable detail, of any such Company Acquisition Proposal. Company will provide Parent with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Company Acquisition Proposal and will provide Parent with written notice (the "Superior Proposal Notice") of its intention to take action referred to in Section 7.7(e)(iii), which notice shall describe in reasonable detail and include any draft agreements pertaining to such Company Superior Proposal, at least four Business Days prior to accepting any Company Superior Proposal (such four-Business Day period being the "Waiting Period"). Company will also promptly provide Parent with any material information concerning the Company's business, present or future performance, financial condition or results of operations or otherwise, provided to any third party that was not previously provided to Parent.

                          (g)           Nothing contained in this Section 7.7 will prohibit Company or the Company Board from taking and disclosing to the Company Shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making or authorizing Company to make any other public disclosure if the Company Board determines, after consultation with outside counsel, that failure to do so would violate the fiduciary duties or other obligations under applicable Law.

          7.8           Notification of Certain Matters. Each of Parent and Acquisition Sub, on the one hand, and Company, on the other hand, will give prompt written notice to the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relates to the consummation of the Transactions, and (c) any change that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, an Acquisition Sub Material Adverse Effect or a Company Material Adverse Effect, as the case may be.

          7.9           Fees and Expenses. Except as otherwise provided herein, Company will bear all of the Expenses of Company and its Affiliates, including the broker's or finder's fees referred to in Section 5.21, and Parent or Acquisition Sub will bear all of the Expenses of Parent and Acquisition Sub and their Affiliates, including the broker's or finder's fees referred to in Section 6.8.

          7.10         Directors' and Officers' Indemnification and Insurance. (a) Parent will, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all of Company's obligations to indemnify the current or former directors or officers of Company for acts or omissions by such directors and officers occurring prior to the Purchase Date to the extent that such obligations of Company exist on the date of this Agreement, whether pursuant to Company's articles of incorporation or bylaws or individual indemnity agreements, and such obligations will survive the Merger and will continue in full force and effect in accordance with their current terms from the Purchase

Date until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

                          (b)           The Surviving Corporation will (i) maintain in effect for a period of six years after the Purchase Date, if available, the current policies of directors' and officers' liability insurance maintained by Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Company) (the "Insured Parties")) or (ii) obtain as of the Purchase Date "tail" insurance policies with a claims period of six years from the Purchase Date with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the directors and officers of Company, in each case, with respect to claims arising out of or relating to events which occurred before or at the Purchase Date; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by Company for such insurance prior to the date of this Agreement (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors' and officers' insurance (or "tail" coverage) obtainable for an annual premium equal to the Maximum Premium.

                          (c)           The provisions of this Section 7.10 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Insured Party and its successors and representatives after the Purchase Date and their rights under this Section 7.10 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Insured Party is entitled, whether pursuant to Law, Contract or otherwise.

                          (d)           The obligations under this Section 7.10 may not be terminated or modified by the Surviving Corporation in a manner as to adversely affect any Insured Party to whom this Section 7.10 applies without the consent of the affected Insured Party, provided, however, that "tail" coverage is obtained to fulfill all such obligations of the Surviving Corporation as set forth above. In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Persons or (ii) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 7.10.

          7.11         NYSE Quotation. Company will use commercially reasonable efforts to continue the listing of the Shares on NYSE during the term of this Agreement.

          7.12         Employee Matters. Parent will take any actions necessary to effectuate the provisions, covenants and agreements set forth in Section 7.12(a) of the Company Disclosure Schedule. The Surviving Corporation will take any actions necessary to effectuate the other provisions, covenants and agreements set forth in Section 7.12 of the Company Disclosure Schedule.

          7.13        Notes Tender Offer. Following the commencement of the Offer, at Parent's sole cost and expense (and if such costs and expenses are first paid by Company, Parent or Acquisition Sub shall promptly reimburse Company for such costs and expenses upon request), Parent or Acquisition Sub may commence a cash tender offer to purchase all of Company's outstanding 7.625% Senior Notes due 2013 (the "2013 Notes") and/or all of Company's 2.875% Convertible Notes due 2024 (the "2024 Notes") (such tender offers, respectively, the "2013 Notes Tender Offer" and the "2024 Notes Tender Offer"). Company will, at the request of Parent or Acquisition Sub, defease pursuant to Article XIII of the indenture under which the 2013 Notes were issued, dated as of November 26, 2003, all 2013 Notes not tendered pursuant to the 2013 Notes Tender Offer (or in the event that the 2013 Notes Tender Offer is not commenced) with funds made available from Parent or Acquisition Sub. Notwithstanding anything in this Agreement to the contrary, Company, Acquisition Sub or Parent, as applicable, will not be required to accept for payment or pay for any 2013 Notes or any 2024 Notes tendered pursuant to the 2013 Notes Tender Offer or, as the case may be, the 2024 Notes Tender Offer or defease any of the 2013 Notes prior to the consummation of the Offer.

          7.14         Financing-Related Cooperation. Company will, at Parent's sole cost and expense, use commercially reasonable efforts to assist Parent and Acquisition Sub in seeking any consents of the lenders under the Existing Senior Credit Facilities that may be required in order to avoid the occurrence of any event of default under, or other acceleration of any of the loans made under, the Existing Senior Credit Facilities as a result of the Transactions. Nothing in this Section 7.14 will require Company to make any payment or incur any financial liability.

          7.15         Tax Matters. Acquisition Sub will prepare and timely file, all Tax Returns of the Company that are due on or after the Closing Date of the Transactions and pay all Taxes which are due on or after such Closing Date including any Taxes which may be due as a result of the Transactions contemplated by this Agreement.

          7.16         Surviving Corporation Solvency. Parent will not knowingly take any action to render the Surviving Corporation insolvent.

VIII. CONDITIONS TO THE ACQUISITION

          8.1           Conditions to the Acquisition. The respective obligations of Parent, Acquisition Sub and Company to effect the Acquisition are subject to the satisfaction or waiver of the conditions set forth on Exhibit A.

IX. TERMINATION AND ABANDONMENT

          9.1           Termination. This Agreement may be terminated and the Offer and Merger may be abandoned at any time provided in this Section 9.1, prior to the Purchase Date:

                          (a)           by mutual written consent of Parent and Company (without the joinder of Acquisition Sub);

                          (b)           by Parent, Acquisition Sub or Company if (i) the Expiration Date occurs and the Purchase Date has not occurred, (ii) any Order preventing or prohibiting consummation of the Transactions has become final and nonappealable, or (iii) the Purchase Date has not occurred on or before October 31, 2007, unless the failure of the Purchase Date to occur on or prior to such date is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

                          (c)           by Company (i) if prior to the Purchase Date, Parent or Acquisition Sub breaches any representation, warranty or covenant contained in this Agreement that is not curable or, if curable, is not cured within twenty calendar days after written notice of such breach is given by Company to the party committing such breach or (ii) if, prior to the Purchase Date, subject to complying with the terms of this Agreement, (A) the Company Board has received a Company Acquisition Proposal that constitutes a Company Superior Proposal that did not result from a breach of this Agreement, (B) Company has notified Parent in writing of its intention to terminate this Agreement pursuant to this Section 9.1(c)(ii) and included with such notice the most current written agreement relating to the transaction that constitutes such Company Superior Proposal and has otherwise complied with Section 7.7(f), (C) at least four Business Days have elapsed following receipt by Parent of the notice referred to in clause (B) above, the Company Board nonetheless determines in good faith after consultation with its outside legal counsel and a financial advisor, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal, (D) on the date of such termination, Company enters into a definitive agreement to effect the transaction contemplated by such Company Superior Proposal, and (E) prior to or concurrently with such termination, the Company pays the fee due under Section 9.3; or

                          (d)           by Parent (without the joinder of Acquisition Sub) if (i) prior to the Purchase Date, Company breaches any representation or warranty or any covenant contained in this Agreement that is not curable or, if curable, is not cured within 20 calendar days after written notice of such breach is given by either Parent or Acquisition Sub to Company, (ii) prior to the Purchase Date, Company fails to perform any of its obligations under, or otherwise breaches, Section 7.7(b) or (e) in any respect or Section 7.7(a), (d), (f) or (g), in any material respect, or (iii) prior to the Purchase Date, subject to complying with the terms of this Agreement, the Company Board has made an Adverse Recommendation Change.

          9.2           Effect of Termination. In the event of termination of this Agreement by Parent, Acquisition Sub or Company pursuant to Section 9.1, this Agreement will forthwith become void and there will be no liability under this Agreement on the part of Parent, Acquisition Sub or Company, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties or covenants in this Agreement; provided, however, that the provisions of Sections 7.3, 7.9, 7.10, this Article IX and Article X will each remain in full force and effect and will survive any termination of this Agreement.

          9.3           Fees and Expenses. (a) Notwithstanding Section 7.9, in the event this Agreement is (i) terminated (A) by Company pursuant to Section 9.1(c)(ii) or (B) by

Parent pursuant to Section 9.1(d)(ii) and, prior to such termination pursuant to Section 9.1(d)(ii), a Company Acquisition Proposal shall have been made (publicly or otherwise) after the date of this Agreement by any person other than Parent, or Parent's Affiliates or representatives or Section 9.1(d)(iii), then in any such event Company will pay to Parent a termination fee of $65,000,000 in cash (the "Termination Fee"); (ii) terminated by (A) Parent pursuant to Section 9.1(d)(i) and the Minimum Tender Condition and/or any of the conditions set forth in Section 1.9(a)(v) or (vi) of Exhibit A were not satisfied at such time (provided such failure to satisfy was not due to willful and material breach of this Agreement by any action or inaction of Parent), then in any such event Company will pay to Parent all of the Termination Expenses (as hereinafter defined) of Parent and Acquisition Sub or (B) Parent or Company pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) and either (x) the conditions set forth in Section 1.9(a)(v) or (vi) of Exhibit A were not satisfied or (y) the Minimum Tender Condition was not satisfied at a time when, in either such case, neither Parent nor Acquisition Sub were in breach of the Agreement and the Antitrust Clearance had been obtained or Company was not entitled to receive the fee set forth in Section 9.3(b) under the circumstances set forth therein , then in any such event Company will pay to Parent all of the Termination Expenses of Parent and Acquisition Sub ; or (iii)(A) terminated under the same circumstances as set forth in clause (ii) above, (B) prior to the event giving rise to such termination, a Company Acquisition Proposal shall have been made (either publicly or otherwise) after the date of this Agreement by any Person other than Parent or Parent's Affiliates or representatives and not withdrawn, and (C) within 12 months after the date of such termination, a Company Acquisition Proposal (whether or not with the party making such Company Acquisition Proposal) shall have been consummated or Company has entered into a definitive agreement with respect to a Company Acquisition Proposal, then Company will pay to Parent the Termination Fee less the amount of Termination Expenses paid pursuant to Section 9.3(a)(ii). As used herein, "Termination Expenses" will mean up to $6,500,000 of reasonable, out-of-pocket, documented, third-party fees and expenses (including fees and expenses of counsel, accountants, consultants, financial advisors, lenders and investment bankers of Parent and its Affiliates), incurred by Parent and Acquisition Sub, on an aggregate basis, or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transaction (including the Merger and the Offer). Any payments due under Section 9.3(a)(i)(A) will be paid to Parent by wire transfer of same-day funds simultaneously with Company's termination of this Agreement. Any payments due under Section 9.3(a)(i)(B) or Section 9.3(a)(ii)(A) will be paid to Parent within two Business Days after termination of the Agreement. Any payments due under Section 9.3(a)(ii)(B) will be paid to Company within two Business Days after termination of the Agreement. Any payments due under Section 9.3(a)(iii) will be paid to Parent by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (C) of Section 9.3(a)(iii) is consummated.

                          (b)           Notwithstanding Section 7.9, in the event (i) this Agreement is terminated by either party pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), (ii) as of the date of such termination, the Antitrust Clearance shall not have occurred or any Order relating to any antitrust Law that prevents, prohibits or delays the consummation of the Transactions exists or is in effect, (iii) Company has performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement prior to such termination, and (iv) the conditions set forth in Section 1.9(a)(iii)-(ix) of Exhibit A were satisfied, then Parent will pay to Company a termination fee of $65,000,000 in cash no later than the first Business Day following such termination.

                          (c)           Each of the parties acknowledges that the agreements contained in Section 9.3 are an integral part of the Transactions, that without these agreements, the other party would not enter into this Agreement and that any fee payable under this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the other party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Upon making such payments, no party will have further liabilities or obligations to the other party, regardless of the circumstances relating thereto.

X. MISCELLANEOUS

          10.1         Nonsurvival of Representations, Warranties and Covenants. Except for the covenants set forth in Sections 7.3, 7.9, 7.10, 7.12 and 7.15, none of the representations, warranties or covenants in this Agreement will survive the Merger.

          10.2         Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified, or supplemented only by the written agreement of the parties hereto in any and all respects before the Effective Time.

          10.3         Waiver of Compliance. Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant or condition under this Agreement may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

          10.4         Notices. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

If to Parent:

Teekay Shipping Corporation
Bayside House, Bayside Executive Park
West Bay Street & Blake Road
Nassau, The Bahamas
Attention: Corporate Secretary
Facsimile: 1 242 502 8840

and

A/S Dampskibsselskabet Torm
DK-2900 Hellerup
Denmark
Attention: Jesper Holmark
Facsimile: +45 3917 9393

With copies to:

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: John M. Reiss, Esq.
Attention: Oliver C. Brahmst, Esq.
Facsimile: 212.354.8113

and

Perkins Coie LLP
1120 N.W. Couch Street, Tenth Floor
Portland, Oregon 97209-4128
Attention: David S. Matheson, Esq.
Facsimile: 503.727.2222

If to Acquisition Sub:

Omaha, Inc.
Bayside House, Bayside Executive Park
West Bay Street and Blake Road
Nassau, The Bahamas
Attention: Corporate Secretary
Facsimile: 1 242 5032 8840

With copies to:

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: John M. Reiss, Esq.
Attention: Oliver C. Brahmst, Esq.
Facsimile: 212.354.8113

and

Perkins Coie LLP
1120 N.W. Couch Street, Tenth Floor
Portland, Oregon 97209-4128
Attention: David S. Matheson, Esq.
Facsimile: 503.727.2222

If to Company:

OMI Corporation
One Station Place
Stamford, Connecticut 06902
Attention: General Counsel
Facsimile: 203.602.6701

With a copy to:

Jones Day
222 East 41st Street
New York, New York 10017
Attention: Robert A. Profusek, Esq.
Facsimile: 212.755.7306

          10.5         Third-Party Beneficiaries. Except as specifically set forth in Section 7.10, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          10.6         Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. None of Parent, Acquisition Sub or Company may assign this Agreement or any of their rights or liabilities hereunder without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent will be null and void; provided, however, that (i) either Parent may assign all of its rights and liabilities under this Agreement to the other Parent without the prior written consent of Company, (ii) either Parent may assign all of its rights and liabilities under this Agreement to any of its Subsidiaries without the prior written consent of Company and (iii) Acquisition Sub may assign all of its rights and liabilities under this Agreement without the prior written consent of Company. Any such assignment will not relieve the party making the assignment from any liability under this Agreement, and any such assignment by Acquisition Sub will not affect any of the obligations of either Parent hereunder.

          10.7         Severability. The illegality or partial illegality of any or all of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect its validity in any jurisdiction in which such determination of illegality or partial illegality has not been made, except to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained herein.

          10.8         Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of New York applicable to Contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles; provided, however, that the Merger will also be governed by the applicable provisions of the BCA to the extent required thereby.

          10.9         Submission to Jurisdiction; Waivers. Each of Company, Parent and Acquisition Sub irrevocably agrees that any Action with respect to this Agreement, the Transactions, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State and City of New York, and each of Company, Parent and Acquisition Sub hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Company, Parent and Acquisition Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, the Transactions, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          10.10      Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

          10.11      Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

          10.12      Parent Obligations. The parties hereby expressly acknowledge and agree that Parent has been made a party to this Agreement at Company's request in order to provide additional assurance that the Merger will be completed and for the other purposes expressly provided herein and therein. Parent will ensure that each of Acquisition Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub and the Surviving Corporation under this Agreement, and Parent will be jointly and severally liable with Acquisition Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities. It is further hereby expressly acknowledged and agreed that Teekay and Torm will be jointly and severally liable for the due performance, satisfaction and discharge on a timely basis of each of the covenants, obligations and liabilities of Acquisition Sub under this Agreement.

                    IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

OMI CORPORATION

By:	/s/ Craig H. Stevenson, Jr.
	Name:	Craig H. Stevenson, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

OMAHA, INC.

By:	/s/ Bjorn Moller
	Name:	Bjorn Moller
	Title:	Director

By:	/s/ Jesper Holmark
	Name:	Jesper Holmark
	Title:	Director

TEEKAY SHIPPING CORPORATION

By:	/s/ Bjorn Moller
	Name:	Bjorn Moller
	Title:	President and CEO

A/S DAMPSKIBSSELSKABET TORM

By:	/s/ N.E. Nielsen
	Name:	N.E. Nielsen
	Title:	Chairman

[Transaction Agreement Signature Page]

EXHIBIT A

THE ACQUISITION

          1.1           The Offer. (a) (i) On the terms and subject to the conditions set forth in the Agreement and provided that the Agreement shall not have been terminated in accordance with Article IX thereof, as soon as practicable (and in any event within ten calendar days) after the date of the Agreement (unless the parties otherwise agree in writing), Parent will cause Acquisition Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The obligations of Acquisition Sub to promptly accept for payment and to pay promptly for any Shares tendered pursuant to the Offer will be subject to only those conditions (the "Offer Conditions") set forth in Sections 1.8 and 1.9 of this Exhibit A. The initial expiration date of the Offer will be the twentieth Business Day following the commencement of the Offer. Acquisition Sub may at any time or from time to time in its sole discretion waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of Company, Acquisition Sub will not (A) decrease the Acquisition Price or change the form of the consideration payable in the Offer, (B) amend or waive the Minimum Tender Condition, (C) impose conditions in addition to those set forth in this Exhibit A or modify the conditions set forth in this Exhibit A in a manner adverse to Company Shareholders, or (D) make any other change in the terms or conditions of the Offer that is adverse to the Company Shareholders.

                          (ii)           Subject to the terms and conditions of the Agreement and to the satisfaction or waiver of the Offer Conditions as of any scheduled expiration of the Offer, Acquisition Sub will accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration. Acquisition Sub may, without the consent of Company, and will, if requested by Company, (A) extend the Offer for one or more periods of time up to ten Business Days per extension if at any scheduled expiration of the Offer any of the Offer Conditions is not satisfied or waived, except that Acquisition Sub will not be required to extend the Offer more than once (except in accordance with the next sentence) if the only unsatisfied condition is the Minimum Tender Condition, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the NYSE applicable to the Offer, or (C) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. So long as the Offer and the Agreement have not been terminated pursuant to Article IX of the Agreement (1) if, as of any Expiration Date, all of the Offer Conditions (other than the Minimum Tender Condition) have been satisfied or waived by Acquisition Sub, but the Minimum Tender Condition is not satisfied, Acquisition Sub will extend the Offer for a period of five Business Days, in order to permit the satisfaction of the Offer Conditions; provided, that if at the end of such five Business Day period, all of the Offer Conditions (other than the Minimum Tender Condition) are satisfied, but the Minimum Tender Condition is not satisfied, Acquisition Sub will not be required to make further extension pursuant to this clause (1), and (2) if, as of any Expiration Date, the Offer Conditions set forth in paragraphs (v) or (vi) of Section 1.9(a) of this Exhibit A (each, an "Absence of Breach Condition") are not satisfied and have not been waived, then upon written request by Company delivered on or prior to such Expiration Date, to the extent that Company is entitled pursuant to Section 9.1(d)(i) of the Agreement to attempt to cure such breach of its representations and warranties, or failure to comply with any of its covenants, contained in the Agreement, and the cure of such breach or failure would result in the satisfaction of the Absence of Breach Condition, Acquisition Sub will extend the Offer until the date of the expiration of such cure period, or such earlier date as specified by Company in its request, provided that if at the end of such expiration date such breach has not been cured, Acquisition Sub shall not be required to make any further extension. Subject to the proviso in clause (1) above, the foregoing rights of Company to cause an extension of the Offer are cumulative so that if at any time, either of the foregoing is applicable, the Offer will be so extended further. In addition, in the event that fewer than 90% of the total number of outstanding Shares have been validly tendered and not withdrawn on the Expiration Date, Acquisition Sub will, if requested by Company, make available a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act for a period of time determined by Acquisition Sub, but not less than five Business Days. The Acquisition Price may be increased and the Offer may be extended to the extent required by Law in connection with such increase in each case without the consent of Company. Notwithstanding the foregoing, Acquisition Sub may, but will not be required to, extend the Offer beyond October 31, 2007.

                           (b)           On the date of commencement of the Offer, Parent and Acquisition Sub will file or caused to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, "Schedule TO") with respect to the Offer that will contain the offer to purchase and related LT and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, "Offer Documents"). Each of Parent and Acquisition Sub agrees (i) to provide Company with, and to consult with Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly upon receipt thereof and prior to responding thereto and (ii) to provide Company with any comments or responses thereto. Each of Parent, Acquisition Sub and Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and each of Parent and Acquisition Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to Company Shareholders, in each case, as and to the extent required by applicable Law. Company will promptly furnish to Parent all information concerning the Company that may be reasonably requested by Parent and Acquisition Sub in connection with any action contemplated by this Section 1.1(b). No representation is made by Parent or Acquisition Sub with respect to information supplied by Company for inclusion in the Offer Documents.

          1.2           Company Actions. (a) Company hereby approves of and consents to the Offer and represents and warrants that (i) the making of the Offer and proposal and the taking of any other action by Parent and Acquisition Sub in accordance with the Agreement and the Transactions have been unanimously consented to by the Company Board, and (ii) the Company Board (at a meeting or meetings duly called and held) has, on the terms and subject to the conditions set forth herein, unanimously (A) determined that the Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, Company and the Company Shareholders, (B) approved the execution, performance and delivery of the Agreement and the consummation of the Transactions, including the Merger and the Offer, (C) rendered the Rights and the limitations on certain transactions contained in Article NINTH of Company's articles of incorporation inapplicable to the Transactions, including the Offer and the Merger, (D) approved the Transactions, (C) approved, adopted and declared advisable the agreement and plan of merger contained in the Agreement and directed that such agreement and plan of merger be submitted to the Company Shareholders for approval (unless the Merger is consummated in accordance with Section 96 of the BCA as contemplated by Section 1.6(d) of this Exhibit A) and resolved to recommend to the Company Shareholders acceptance of the Offer, tender of their shares to Acquisition Sub pursuant to the Offer and approval of the agreement and plan of merger contained in the Agreement ("Company Board Recommendation"), and Company hereby consents to the inclusion of the foregoing determination and approval in the Offer Documents, and (E) irrevocably resolved to elect, to the extent permitted by Law, not to be subject to any "moratorium", "control share acquisition", "business combination", "fair price", "interested stockholder" or other form of anti-takeover Laws and regulations (collectively, "Takeover Laws") of any jurisdiction that may purport to be applicable to the Agreement.

                           (b)           On the date of the Offer is commenced, Company will file with the SEC and disseminate to holders of Company Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject to Section 7.7(e), the Company Board Recommendation. Parent and its counsel will be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. Company agrees (i) to provide Parent with, and to consult with Parent regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto and Company will give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel and (ii) to provide Parent with any comments or responses thereto. Each of Parent, Acquisition Sub and Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to Company Shareholders, in each case, as and to the extent required by applicable Law.

                           (c)           Prior to the Expiration Date, the Compensation Committee of the Company Board (the "Compensation Committee") shall take all such actions, and Company represents and warrants that all such actions will be taken, as may be required to approve or ratify, as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) under the Exchange Act, any and all Compensation Actions taken since April 1, 2006 (such date, the "Specified Date") and prior to the Expiration Date that have not already been so approved or ratified. No representation is made by Company with respect to information supplied by Parent or Acquisition Sub for inclusion in the Schedule 14D-9.

          1.3           Shareholder Lists. In connection with the Offer, Company will cause its transfer agent to promptly furnish Parent, Acquisition Sub and their agents with mailing labels, security position listings and any applicable listing or computer file containing the names and addresses of the Company Shareholders as of the latest practicable date and will furnish Parent and Acquisition Sub with such information and assistance (including periodic updates of such information) as Parent, Acquisition Sub or their agents may reasonably request in communicating the Offer to the beneficial Company Shareholders of record. Company will furnish Parent and Acquisition Sub with such additional information, including updated listings and computer files of the Company Shareholders, mailing labels and security position listings, and such other assistance as Parent, Acquisition Sub or their agents may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Acquisition Sub will (a) hold in confidence the information contained in such labels, listings and files, (b) use such information only in connection with the Offer and the Merger, and (c) if the Agreement is terminated in accordance with Article IX of the Agreement, upon request of Company, promptly deliver or cause to be delivered to Company (or destroy and certify to Company the destruction of) all copies of such information then in their possession or the possession of their Affiliates, agents or representatives.

          1.4           Directors. (a) Promptly upon the purchase of Shares by Acquisition Sub pursuant to the Offer and from time to time thereafter, Acquisition Sub will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Acquisition Sub representation on the Company Board equal to the product of the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.4(a)) and the percentage that the number of Shares beneficially owned by Parent and Acquisition Sub bears to the total number of Shares then outstanding, and Company and Company Board will take all action necessary to promptly cause, upon request by Acquisition Sub, the increase of the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Acquisition Sub with such level of representation and Company and Company Board will take all action necessary to cause Acquisition Sub's designees to be so elected or appointed. Company will also use its reasonable best efforts to cause individuals designated by Acquisition Sub to constitute the same percentage of the entire Company Board to constitute: (i) each committee of the Company Board; (ii) each board of directors and each committee thereof of each wholly owned Subsidiary of Company; and (iii) the designees, appointees or other similar representatives of Company on each board of directors and each committee thereof of each non-wholly owned Subsidiary. Company's obligations to appoint designees to the Company Board will be subject to

Section 14(f) of the Exchange Act. At the request of Acquisition Sub, Company will take all actions necessary to effect any such election or appointment of Acquisition Sub's designees, including mailing to the Company Shareholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder which, unless Acquisition Sub otherwise elects, will be so mailed together with the Schedule 14D-9. Acquisition Sub will supply to Company all information with respect to itself and its officers, directors and Affiliates required by such section and rule.

                           (b)           Following the election or appointment of Acquisition Sub's designees pursuant to Section 1.4(a) of this Exhibit A and prior to the Effective Time, for so long as there is at least one Continuing Director, any amendment or termination of the Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Acquisition Sub under the Agreement and any waiver of compliance with any of the agreements or conditions under the Agreement for the benefit of Company or any exercise of Company's rights or remedies under the Agreement will require the concurrence of a majority of the directors of Company then in office who are directors of Company on the date hereof.

                           (c)           In the event that Acquisition Sub's designees are elected or appointed to the Company Board pursuant to Section 1.4(a) of this Exhibit A, until the Effective Time, (i) the Company Board will have at least such number of directors as may be required under the rules of the NYSE or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws ("Independent Directors") and (ii) each committee of the Company Board that is required by such rules or securities Laws to consist solely of, or a majority of, Independent Directors will consist of the requisite number of Independent Directors; provided, however, that in such event, if the number of Independent Directors will be reduced below the number of directors as may be required by such rules or securities Laws for any reason whatsoever, the remaining Independent Director(s) will be entitled to designate Persons to fill such vacancies who will be deemed to be Independent Directors for purposes of the Agreement or, if no other Independent Director then remains, the other directors will designate such number of independent directors as may be required by the rules of the NYSE and the federal securities Laws, to fill such vacancies who will not be shareholders or Affiliates of Acquisition Sub or Company.

          1.5           Top-Up Option. (a) Company hereby grants to Parent and Acquisition Sub an irrevocable option (the "Top-Up Option"), exercisable only on the terms and conditions in this Section 1.5, to purchase at a price per share equal to the Acquisition Price, a number of newly issued shares of Company common stock (the "Top-Up Option Shares") that, when added to the number of Shares owned by Parent or Acquisition Sub or any wholly-owned Subsidiary of Parent or Acquisition Sub at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Parent or Acquisition Sub, in whole or in part, at any time on or after the expiration date of the Offer and on or prior to the fifth Business Day after the later of (i) the expiration date of the offer or (ii) the expiration date of any subsequent offering period; provided, however, that the obligation of

Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of Company Shareholders under applicable Law or regulation (including, without limitation, NYSE rules and regulations), (C) upon exercise of the Top-Up Option, the number of Shares owned by Parent or Acquisition Sub or any wholly-owned Subsidiary of Parent or Acquisition Sub constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (D) Acquisition Sub has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn. The parties will cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

                           (b)           Upon the exercise of the Top-Up Option in accordance with Section 1.5(a), Parent will so notify Company, at least one Business Day in advance, and will set forth in such notice (i) the aggregate number of Shares that are expected to be owned by Parent, Acquisition Sub or any wholly-owned Subsidiary of Parent or Acquisition Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. Company will, as soon as practicable following receipt of such notice, notify Parent and Acquisition Sub of the number of Shares then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Acquisition Sub, as the case may be, will pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company will cause to be issued to Parent or Acquisition Sub a certificate representing the Top-Up Option Shares. The aggregate purchase price payable for the Top-Up Shares may be paid by Acquisition Sub or Parent by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Shares. Any such promissory note shall bear interest at the rate of interest per annum equal to 8%, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

          1.6           Company Shareholder Approval; Proxy Statement. (a) Company Shareholder Meeting. If the adoption of the Agreement by Company Shareholders is required under the BCA in order to consummate the Merger, Company, in cooperation with Parent and acting through the Company Board, will, promptly following Acquisition Sub's acceptance of payment of, and payment for, all tendered Shares pursuant to the Offer, take all actions in accordance with applicable Law, its articles of incorporation and bylaws and the rules of NYSE to promptly and duly call, give notice of, convene and hold a Company Shareholder Meeting for the purpose of considering and voting upon the Agreement and the Transactions, including the Merger. Subject to Section 7.7 of the Agreement, the Company Board will recommend adoption and approval of the Agreement and the Transactions, including the Merger, by the Company Shareholders and include such recommendation in the Proxy Statement. Subject to Section 7.7 of the

Agreement, Company will take all action that is both reasonable and lawful to solicit from the Company Shareholders proxies in favor of the Agreement and the Transactions, including the Merger and will take all other action reasonably necessary or advisable to secure the vote or consent of the Company Shareholders required by the rules of NYSE or the BCA to obtain such approvals.

                           (b)           Proxy Statement. If the adoption of the Agreement by the Company Shareholders is required under the BCA in order to consummate the Merger, Company, in cooperation with Parent, will, promptly following Acquisition Sub's acceptance for payment of, and payment for, all tendered Shares pursuant to the Offer, prepare and file with the SEC a proxy statement in definitive form that will be mailed to Company Shareholders in connection with the Company Shareholder Meeting (the "Proxy Statement"). Company will respond to any comments of the SEC or its staff and will cause the Proxy Statement to be mailed to its shareholders as promptly as reasonably practicable after the resolution of any such comments. Company will notify Parent promptly upon the receipt of any comments or correspondence from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and will supply Parent with copies of all correspondence between Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials on the other hand, with respect to the Proxy Statement. Company and Parent will use commercially reasonable efforts to cause all documents that Company is responsible for filing with the SEC or other regulatory authorities under this Section 1.6 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Parent or Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Company Shareholders, such amendment or supplement.

                           (c)           Voting of Shares. Parent will cause all shares purchased by Parent or Acquisition Sub pursuant to the Offer and all other Shares owned by Parent or Acquisition Sub to be voted in favor of adoption of the Agreement. Other than pursuant to the Offer, Parent and Acquisition Sub will not, and they will cause their direct and indirect subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Shares beneficially owned by Parent or Acquisition Sub as of the date of the Agreement or acquired pursuant to the Offer or otherwise prior to the Company Shareholder Meeting, if any is required.

                           (d)           Short-Form Merger. Notwithstanding anything to the contrary contained in the Agreement, if, at any time after the purchase of Shares pursuant to the Offer by Parent or Acquisition Sub or the exercise of the Top-Up Option, the Shares beneficially owned by Parent or Acquisition Sub together with any Shares beneficially owned by Parent's other Affiliates, collectively represent at least 90% of the outstanding Shares, then each of Parent, Acquisition Sub and Company will take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable after satisfaction of such threshold in accordance with Section 96 of the BCA.

          1.7           Conditions to the Merger. The respective obligations of Parent, Acquisition Sub and Company to effect the Merger are subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions:

                           (a)           the Company Shareholder Approval must have been obtained, unless the Merger is consummated pursuant to Section 96 of the BCA as contemplated by Section 1.6(d) of this Exhibit A;

                           (b)           no preliminary or permanent injunction or other Order may have been issued that would make unlawful the consummation of the Transactions, and consummation of the Transactions must not be prohibited or made illegal by any Law; and

                           (c)           Acquisition Sub must have purchased, or caused to be purchased, the Shares tendered pursuant to the Offer.

          1.8           Minimum Tender Condition. (a) Notwithstanding any other term of the Agreement, Acquisition Sub will not be required to, and may not without the prior approval of the Company Board, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered in connection with the Offer, unless, immediately prior to the Expiration Date, there shall be validly tendered in the Offer and not properly withdrawn that number of Shares that, together with the number of Shares then owned beneficially by Parent, Acquisition Sub or any Affiliate of any of them, constitutes a majority of the Shares outstanding on the Expiration Date, calculated on a fully diluted basis on the date of purchase ("fully diluted basis" means, as of any time, the number of Shares outstanding, together with all Shares which Company may be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, whether or not vested or then exercisable) (the "Minimum Tender Condition").

          1.9           Conditions to the Offer. (a) Additionally, notwithstanding any other provision of the Offer, Acquisition Sub will not be required to, and may not, as to clauses (ii) and (iii) below, without the prior approval of the Company Board, accept for payment or pay for any Shares tendered in the Offer if, at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist; provided, however, that the approval of the Company Board referred to in this Section 1.9(a) shall not be required as to clauses (ii) and (ii) below, if, the waiver or failure to satisfy such conditions would not subject Company's directors and officers to any criminal liability or personal liability other than as a result of the bad faith of any such director or officer:

                               (i)           there shall be threatened, instituted or pending any action by any Governmental Entity, (A) challenging or seeking to, or which could reasonably be expected to, make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger, (B) seeking to prohibit or materially limit the ownership or operation by Parent or Acquisition Sub of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or to compel Parent or Acquisition Sub to dispose of or hold separately all or any material portion of the business or assets of either Parent and its respective Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, or seeking to impose any limitation on the ability of either Parent or of Acquisition Sub to conduct its respective business or own such assets, (C) seeking to impose limitations on the ability of Parent or Acquisition Sub effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Acquisition Sub or Parent on all matters properly presented to the Company's shareholders, (D) seeking to require divestiture by Parent or Acquisition Sub of any Shares, or (E) seeking any material diminution in the benefits expected to be derived by Parent or Acquisition Sub as a result of the transactions contemplated by the Offer or Merger;

                              (ii)          all applicable waiting periods, consents or other approvals under any Antitrust Laws required to purchase Shares validly tendered and not withdrawn pursuant to the Offer shall have expired, terminated or, as the case may be, granted;

                              (iii)         there shall have been any Law, Order or injunction promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity that is applicable to Parent, Acquisition Sub, Company, the Offer or the Merger, which could reasonably be expected to result directly or indirectly in any of the consequences referred to in paragraph (i) above;

                              (iv)         since the date of the Agreement, there shall have occurred any change, condition, event or development that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

                              (v)          Company shall have failed to perform in any material respect any obligation required to be performed by it at or prior to such time under the Agreement which breach is not curable or, if curable, is not cured on or prior to the earlier of (x) twenty calendar days after written notice of such breach is given by either Parent or Acquisition Sub to Company and (y) the date on which all conditions to the Offer not related to such breach have been satisfied;

                              (vi)          (A) any representation or warranty of the Company in Section 5.1, Section 5.2, Section 5.4, Section 5.5, Section 5.25(d), Section 5.13(e) or Section 1.2(a) or (c) of this Exhibit A shall not be materially true and correct as of the date of the Agreement and the date of the consummation of the Offer as though made on or as of such date (other than representations and warranties that, by their terms, address matters only as of another specified date, which shall be true and correct only as of such specified date) or (B) any other representation or warranty of the Company contained in the Agreement (determined without giving effect to any materiality, Company Material Adverse Effect or similar qualifications), shall not be true and correct (except where the failure of any such representations or warranties referred to in this clause (B) to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) as of the date of the Agreement and the date of the consummation of the Offer, and which breach is not curable or, if curable, is not cured on or prior to the earlier of (x) twenty calendar days af ter written notice of such breach is given by either Parent or Acquisition Sub to Company and (y) the date on which all conditions to the Offer not related to such breach have been satisfied;

                               (vii)        the Company Board (or any committee thereof) shall have made, or resolved to make, an Adverse Recommendation Change;

                               (viii)       Company or any of its Subsidiaries shall have entered into an agreement obligating Company or any of its Subsidiaries to engage in a Company Acquisition Proposal, or shall have consummated any transaction resulting from a Company Acquisition Proposal; or

                               (ix)         the Agreement shall have been terminated pursuant to its terms, including by the written agreement of Company and Parent (without the joinder of Acquisition Sub).

                          (b)           The foregoing conditions are for the benefit of Parent and Acquisition Sub and may be asserted by Parent or Acquisition Sub in whole or in part at any applicable time or from time to time prior to the Expiration Date, and any or all conditions may be waived by Parent (without the joinder of Acquisition Sub) in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

          1.10         Defined Terms. Capitalized terms used in this Exhibit A and not otherwise defined herein will have the meanings assigned to them in the Agreement.